--------------------------------------------------------------------------------
                           Conversion appraisal REPORT
                               IN CONJUNCTION WITH
               SECOND STEP CONVERSION AND SIMULTANEOUS ACQUISITION

                             PROVIDENT BANCORP, Inc.

                          proposed holding company for
                                 PROVIDENT bank
                              Montebello, New York


                                  Dated As Of:
                                 August 29, 2003
--------------------------------------------------------------------------------





















                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
----------------------------------------------
Financial Services Industry Consultants



                                                 August 29, 2003


Board of Directors
Provident Bancorp, MHC
Provident Bancorp, Inc.
Provident Bank
400 Rella Boulevard
Montebello, New York  10901

Members of the Board of Directors:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Provident Bancorp, Inc., Montebello, New York (the "Company"), in connection with the mutual-to-stock conversion of Provident Mutual Holding Company (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 55.53% of the common stock of the Company (the "MHC Shares"), the mid-tier holding company for Provident Bank, Montebello, New York (the "Bank"). The remaining 44.47% of the Company's common stock is owned by public stockholders (the "Public Shares"). The Company, organized in January 1999, owns 100% of the outstanding common stock of the Bank.

         This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.


Plan of Conversion and Reorganization
-------------------------------------

         On July 1, 2003, the Board of Directors of the MHC, the Company and the Bank adopted both a Plan of Conversion and Reorganization (the "Plan") and an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the proposed transaction will occur. Pursuant to the Plan, the Company, which owns 100% of the Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the Company will sell shares of common stock in an offering representing the 55.53% interest in the Company currently owned by the MHC (the "Second Step Conversion"). The Company will also issue shares of common stock to the public stockholders of the Company pursuant to an exchange ratio that will preserve the ownership ratio of the Public Shares, before taking into account the contribution of newly-issued shares to a newly-formed charitable foundation or the issuance of shares in the simultaneous merger transaction, as described below.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center                                        Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.:  (703) 528-1788
Arlington, VA  22209                              Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                                E-Mail:  mail@rpfinancial.com

Board of Directors
August 29, 2003
Page 2


         Concurrent with the Reorganization, the Company will form a charitable foundation called the Provident Bank Charitable Foundation ("Foundation"). The Foundation will be funded by a charitable contribution from the Bank in the amount of $5 million, comprised of 80% conversion stock and 20% cash.

         Pursuant to the July 1, 2003 merger agreement by and between the MHC, the Company, and the Bank with E.N.B. Holding Company, a New York Corporation, and its wholly-owned subsidiary, Ellenville National Bank, Ellenville, New York (collectively referred to as "ENB"), each of the 15,227 outstanding shares of ENB common stock will be acquired by the Company in a 50% cash and 50% stock transaction valued at approximately $73.5 million. In conjunction with the merger, ENB's wholly-owned bank subsidiary will be merged into the Bank with the Bank being the survivor of the merger. Pursuant to the Agreement, ENB shareholders will elect to receive $4,830 for each share in the form of:

         1) Cash;

         2) Shares of Company common stock (issued at $10.00 per share); or

         3) A combination of cash and shares of Company common stock.

         Accordingly, the Company expects to issue 3,677,320 shares of its common stock to ENB shareholders in the merger with a market value of approximately $36.8 million, and to pay cash consideration of approximately $36.8 million. In the event that the Company sells more than $181.3 million of shares of common stock in the offering (excluding shares issued to the Foundation), then the number of shares to be issued to ENB stockholders will be increased to preserve their ownership ratio in the Company at approximately 10%.


RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.


Valuation Methodology
---------------------

         In preparing our Appraisal, we have reviewed the applicable regulatory applications for this transaction, including the conversion prospectus and merger proxy as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Company that has included a review of audited financial information for the past five fiscal years through 2002 and unaudited financial information through June 30, 2003. We have

Board of Directors
August 29, 2003
Page 3


conducted due diligence related discussions with the Company's management; KPMG LLP, Stamford, Connecticut, the Company's independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Company's conversion counsel; and Ryan, Beck & Co., LLC, the Company's marketing advisor in connection with the stock offering. Additionally, we have conducted an analysis of ENB, including a review of audited financial information for the three fiscal years through 2002 and unaudited financial information through June 30, 2003, and we have discussed such financial information with ENB's management. All conclusions set forth in the appraisal were reached independently from such third party discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock conversion and simultaneous acquisition of ENB on the Company's operating, financial and other characteristics as they relate to the pro forma market value of the Company. We have reviewed the overall conditions in the Company's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources, including the markets served by ENB. We have compared the Company's financial performance and condition with selected publicly-traded thrifts in accordance with the OTS valuation guidelines, as well as all publicly-traded thrifts and thrift holding companies, including pro forma analyses. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, second step conversion offerings and conversion offerings involving simultaneous acquisitions. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

         Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company and ENB and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company or ENB, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company or ENB. Our valuation was also predicated on the Company completing the acquisition of ENB in a manner consistent with the Agreement. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

         Our appraised value is predicated on a continuation of the current operating environment for the Company, ENB and for all thrifts and banks. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events)

Board of Directors
August 29, 2003
Page 4


may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. It is our understanding that the Company intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which the Company's common stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of August 29, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion - including: (1) newly-issued shares representing the MHC's ownership interest in the Company; (2) exchange shares to be issued to existing public shareholders of the Company; (3) cash and newly-issued shares contributed to the Foundation; and (4) the $73.5 million cash and stock acquisition of ENB, including the 3,677,320 merger shares issued to ENB's shareholders - was $283,903,890 at the midpoint, equal to 28,390,389 shares at a per share value of $10.00.

         Based on the foregoing valuation, the corresponding range of shares and values are as follows:

Board of Directors
August 29, 2003
Page 5

                            2nd Step                                            Shares
                            Offering         Exchange           Merger       Contributed to        Total
                             Shares          Shares(1)         Shares(2)      Foundation(3)        Shares
                          ------------     ------------       -----------     -------------     ------------
Shares
------
Supermaximum                17,853,750       14,300,284         3,677,320          400,000        36,231,354
Maximum                     15,525,000       12,435,029         3,677,320          400,000        32,037,349
Midpoint                    13,500,000       10,813,069         3,677,320          400,000        28,390,389
Minimum                     11,475,000        9,191,109         3,677,320          400,000        24,743,429
Minimum, As Adj.(4)          7,797,680        9,191,109         3,677,320          400,000        21,066,109

Market Value(5)
---------------
Supermaximum              $178,537,500     $143,002,840       $36,773,200       $4,000,000      $362,313,540
Maximum                   $155,250,000     $124,350,290       $36,773,200       $4,000,000      $320,373,490
Midpoint                  $135,000,000     $108,130,690       $36,773,200       $4,000,000      $283,903,890
Minimum                   $114,750,000     $ 91,911,090       $36,773,200       $4,000,000      $247,434,290
Minimum, As Adj.(4)       $ 77,976,800     $ 91,911,090       $36,773,200       $4,000,000      $210,661,090

(1)  Reflects an exchange ratio of 4.0430, 3.5156, 3.0571, 2.5985 and 2.5985 at the supermaximum, maximum, midpoint, minimum, and minimum as adjusted of the valuation range.
(2) Unless the offering exceeds $181.3 million, the merger exchange ratio is fixed at 241.5 shares of Company stock for every one ENB share.
(3) The shares contributed to the Foundation are based on a total contribution amount of $5 million, and the contribution is comprised of 20% cash and 80% stock.
(4) In the event that orders for the 11,475,000 minimum shares are not received in the offering, then, at the Company's discretion, in order to issue the minimum number of shares necessary to complete the conversion and second step stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to ENB stockholders as merger consideration.
(5)  Based on a $10.00 per share offering price.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that, in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Company stock as a fully converted company. The Board of Directors of the MHC has independently established a formula to determine the exchange ratio, designed to result in an offering price of $10.00 per share. The formula has been designed to preserve the current aggregate percentage ownership in the Company equal to 55.53% as of August 29, 2003, before issuance of shares to the Foundation or the shareholders of ENB. Pursuant to this formula, the exchange ratio to be received by the existing public shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the

Board of Directors
August 29, 2003
Page 6


exchange ratio would be 2.5985 shares, 2.5985 shares, 3.0571 shares, 3.5156 shares and 4.0430 shares of newly issued shares of Company stock for each share of stock held by the public shareholders at the minimum as adjusted, minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of the Company immediately upon issuance of the stock.

         RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of the Company and ENB as of June 30, 2003, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of the Company and the exchange of the public shares for newly issued shares of Company common stock as a full public company was determined independently by the Boards of Directors of the MHC, the Company and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of the Company or ENB, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate

Board of Directors
August 29, 2003
Page 7


adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of the Company's stock offering.


                                                 Respectfully submitted,

                                                 RP FINANCIAL, LC.


                                                 /s/ RONALD S. RIGGINS
                                                 -------------------------------
                                                 Ronald S. Riggins
                                                 President and Managing Director


                                                 /s/ JAMES P. HENNESSEY
                                                 -------------------------------
                                                 James P. Hennessey
                                                 Senior Vice President

RP Financial, LC.


                                TABLE OF CONTENTS
                             PROVIDENT BANCORP, INC.
                              Montebello, New York


                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------


CHAPTER ONE               OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Introduction                                                         1.1
      Plan of Conversion and Reorganization                                1.2
      Establishment of a Charitable Foundation                             1.3
      Acquisition of ENB                                                   1.3
      Reasons for the ENB Acquisition                                      1.4
      Reasons for Conversion and Use of Proceeds                           1.5
      Strategic Overview                                                   1.6
      Balance Sheet Trends                                                 1.8
      Income and Expense Trends                                            1.14
      Interest Rate Risk Management                                        1.20
      Lending Activities and Strategy                                      1.21
      Asset Quality                                                        1.25
      Funding Composition and Strategy                                     1.26
      Subsidiaries                                                         1.27
      Legal Proceedings                                                    1.28



CHAPTER TWO                      MARKET AREA
-----------

      Introduction                                                         2.1
      Market Area Demographics                                             2.3
      Summary of Local Economy                                             2.3
      Market Area Deposit Characteristics                                  2.8



CHAPTER THREE                PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                                 3.1
      Financial Condition                                                  3.8
      Income and Expense Components                                        3.11
      Loan Composition                                                     3.14
      Credit Risk                                                          3.16
      Interest Rate Risk                                                   3.16
      Summary                                                              3.19

RP Financial, LC.


                                TABLE OF CONTENTS
                             PROVIDENT BANCORP, INC.
                              Montebello, New York
                                   (continued)


                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------


CHAPTER FOUR                   VALUATION ANALYSIS
------------

      Introduction                                                         4.1
      Appraisal Guidelines                                                 4.1
      RP Financial Approach to the Valuation                               4.1
      Valuation Analysis                                                   4.2
             1.   Financial Condition                                      4.3
             2.   Profitability, Growth and Viability of Earnings          4.4
             3.   Asset Growth                                             4.5
             4.   Primary Market Area                                      4.6
             5.   Dividends                                                4.6
             6.   Liquidity of the Shares                                  4.8
             7.   Marketing of the Issue                                   4.9
                       A.  The Public Market                               4.9
                       B.  The New Issue Market                            4.13
                       C.  The Acquisition Market                          4.16
                       D. Trading in the Company's Stock                   4.16
             8.   Management                                               4.17
             9.   Effect of Government Regulation and Regulatory Reform    4.17
      Summary of Adjustments                                               4.18
      Valuation Approaches 4.18
      Comparison to Recent Conversions and Second Step Offerings           4.24
      Valuation Conclusion 4.25
      Establishment of the Exchange Ratio                                  4.26

RP Financial, LC.


                                 LIST OF TABLES
                             PROVIDENT BANCORP, INC.
                              Montebello, New York



TABLE
NUMBER                        DESCRIPTION                                   PAGE
------                        -----------                                   ----


  1.1     Historical Balance Sheets                                         1.9
  1.2     Historical Income Statements                                      1.15


  2.1     Branch Locations Following the Acquisition of ENB                 2.2
  2.2     Summary Demographic Data                                          2.4
  2.3     Major Employers in Rockland and Orange Counties                   2.7
  2.4     Unemployment Trends                                               2.8
  2.5     Deposit Summary                                                   2.9
  2.6     Market Share by County                                            2.11


  3.1     Peer Group of Publicly-Traded Thrifts                             3.4
  3.2     Balance Sheet Composition and Growth Rates                        3.9
  3.3     Income as a Percent of Average Assets and Yields, Costs, Spreads  3.12
  3.4     Loan Portfolio Composition and Related Information                3.15
  3.5     Credit Risk Measures and Related Information                      3.17
  3.6     Interest Rate Risk Measures and Net Interest Income Volatility    3.18


  4.1     Peer Group Market Area Comparative Analysis                       4.7
  4.2     Pricing Characteristics and After-Market Trends                   4.15
  4.3     Public Market Pricing                                             4.27

RP Financial, LC.
Page 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


Introduction
------------

         Provident Bank (the "Bank"), organized in 1888, is a federally-chartered stock savings bank that is headquartered in Montebello, New York. The Bank is the wholly-owned subsidiary of Provident Bancorp, Inc. (the "Company"), a "mid-tier" holding company of which the majority owner is Provident Bancorp MHC (the "MHC"). The MHC owns 55.53% of the Company's shares (the "MHC Shares"), while the remaining 44.47% are owned publicly (the "Public Shares"). The Bank completed a mutual holding company reorganization transaction in January 1999, through which the Company sold 46.7% of its common stock to the public and issued the remaining majority shares to the MHC.

         In addition to its executive office in Montebello, New York, the Bank has 13 retail office facilities in Rockland County and five offices in Orange County, New York. Two of the Orange County offices are the result of the acquisition of the National Bank of Florida ("NBF"), which was completed in April 2002. With the acquisition of E.N.B. Holding Company, and its wholly-owned subsidiary, Ellenville National Bank ("ENB"), to be completed simultaneous with the second step conversion, the Bank will expand its office network by nine, including five offices in Orange County and two offices each in Sullivan and Ulster Counties. The addition of ENB's Orange County offices will substantially enhance the Bank's market rank to ninth, while ENB's Sullivan and Ulster County offices will represent a market entree into these contiguous areas north and northwest. No branch closings are contemplated as the result of the ENB merger.

         The Bank owns and operates as a wholly-owned subsidiary Provident Municipal Bank ("PMB"), which is a limited-purpose commercial bank chartered in April 2002. PMB is a New York state-chartered bank that was formed to accept deposits from municipalities in the Bank's market area, as New York State law prohibits government entities from depositing public funds with thrift institutions. Formation of PMB was instrumental in retaining the public deposits of NBF, and likewise will be key to retaining ENB's public deposits.

         The Bank is a member of the Federal Home Loan Bank ("FHLB") system, with its deposits insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC") under both the Savings Association Insurance Fund

RP Financial, LC.
Page 1.2


("SAIF") and the Bank Insurance Fund ("BIF"). The Bank's primary regulator is the Office of Thrift Supervision ("OTS").

         At June 30, 2003, the Bank had total assets of $1.1 billion, total deposits of $857.5 million, and total equity of $115.7 million, equal to 10.38% of total assets. For the 12 months ended June 30, 2003, the Bank reported net income of $10.9 million for a return of 1.02% of average assets. The Bank's audited financial statements are included by reference as Exhibit I-1. The Bank's size, capitalization and profitability will significantly increase as a result of the second step conversion and the acquisition of ENB.


Plan of Conversion and Reorganization
-------------------------------------

         On July 1, 2003, the Board of Directors of the MHC, the Company and the Bank have adopted both a Plan of Conversion and Reorganization (the "Plan") and an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the proposed transaction will occur. The Reorganization will become effective with the completion of the stock sale, which is targeted for the beginning of the first calendar quarter of 2004.

         Pursuant to the Plan, a new Delaware corporation with the same name will succeed the Company, which owns 100% of the Bank. As part of the conversion, the Company will sell shares of common stock in an offering representing the ownership interest in the Company currently owned by the MHC (the "Second Step Conversion"). As of June 30, 2003, the MHC's ownership interest in the Company approximated 55.53%, while the public stockholders' ownership interest in the Company approximated 44.47%. The Company will also exchange the Company's Public Shares pursuant to an exchange ratio that will preserve their ownership ratio prior to taking into account the issuance of newly-issued shares to the charitable foundation and to the ENB shareholders.

         The Company will retain a portion of the net offering proceeds, with the balance downstreamed to the Bank to attain a minimum 10% tangible equity ratio. The net proceeds at the Company and the Bank will initially be invested into short-term investments pending longer-term deployment. The Bank's activities are expected to be generally consistent with the past. The Company intends to pursue acquisitions of other regionally based financial institutions

RP Financial, LC.
Page 1.3


as well as open de novo branches, capitalizing on the increased equity position and higher market capitalization of the common stock. At present, there are no specific plans to acquire financial institutions other than ENB. The Company expects to continue to pay quarterly dividends to shareholders and may continue to repurchase shares of common stock, if appropriate.

         Further details of the stock conversion are set forth in the Bank's conversion application, plan of conversion, notice and information statement and holding company application.


Establishment of a Charitable Foundation
----------------------------------------

         In order to enhance the historically strong community service and reinvestment activities, the Company will establish the Provident Bank Charitable Foundation, Inc. (the "Foundation"), a private charitable foundation, in connection with the conversion. The Company will make a contribution to the Foundation in an amount equal to $5 million, comprised of $4 million of conversion stock and $1 million of cash. The Foundation's charitable giving is intended to complement the Bank's existing community reinvestment activities, and will be dedicated to help fund local projects and programs of civic, charitable and cultural organizations within the communities served by the Bank. The Company believes the Foundation will enhance the Bank's already strong reputation for community service. Foundation ownership of the Company's stock will enable the local community served to share in the anticipated market value and dividend growth.


Acquisition of ENB
------------------

         As of July 1, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire ENB's 15,227 shares outstanding in a 50% cash and 50% stock transaction, for a deal value of approximately $73.5 million. Pursuant to the Merger Agreement, ENB stockholders will receive $4,830 for each share, subject to the following election:

         1) Cash;

         2) Shares of Company common stock (issued at $10.00 per share); or

         3) A combination of cash and shares of common stock.

RP Financial, LC.
Page 1.4


         Accordingly, the Company expects to issue 3,677,320 shares of the Company's common stock to ENB's stockholders in the merger with a market value of approximately $36.8 million, and to pay cash consideration of approximately $36.8 million. In the event that the Company sells more than $181.3 million of shares of common stock in the offering (excluding shares contributed to the Foundation), then the number of shares to be issued to stockholders of ENB will be increased to preserve their ownership ratio in the Company at approximately 10%.

         ENB is closely-held by a small number of shareholders. ENB's stock has been traded infrequently in recent years and the stock is not followed by the investment community as a result. As of June 30, 2003, ENB reported consolidated assets of $341.7 million, deposits of $307.7 million and stockholders' equity of $29.9 million, equal to 8.75% of total assets. ENB's reported earnings for the 12 months ended June 30, 2003 equaled $3.8 million, or approximately 1.19% of average assets. ENB has enjoyed relatively strong growth over the last few years reflecting competitive pricing strategies, de novo branching and a commercial lending emphasis.

         ENB conducts business through its main office in Ellenville, New York and eight branch offices, covering a three-county market area in southern New York - including five offices in Orange County and two offices each in Sullivan and Ulster Counties. ENB is a community-oriented bank that provides full service commercial and consumer banking. ENB's loan portfolio consists primarily of commercial real estate and business loans, and, to a lesser extent, residential mortgage and consumer loans. ENB's credit quality and loss reserve adequacy are considered good. Investments held by ENB consist primarily of U.S. Government and agency securities, including callable securities, as well as mortgage-backed securities ("MBS") and municipal securities on a more limited basis. Retail deposits have served as the principal funding source for ENB, and borrowings have not been used in recent years.


Reasons for the ENB Acquisition
-------------------------------

         The acquisition of ENB will be beneficial to the Bank's operations in a number of ways. Most notably, the acquisition will expand the Bank's geographic presence in existing and contiguous markets. Further, the Company will become a larger institution with a greater market capitalization, giving it a larger platform for expansion. The Bank's commercial lending strategy will be augmented by ENB's commercial portfolio and relationships in existing and contiguous

RP Financial, LC.
Page 1.5


markets. Following the merger, the Bank is expected to rank ninth in terms of deposit market share in Orange County while the acquisition of ENB's office in Sullivan and Ulster Counties will represent a market entree into these markets for the Bank. The combined organization is expected to be better postured to improve the return on equity ("ROE") than the Company could initially realize in a stand-alone second step conversion. Thus, the merger facilitates the Company's ability to enhance shareholder value over the long term. The merger is expected to be accretive to the public shareholders from an earnings per share and tangible book per share perspective, even before taking potential merger synergies into account.


Reasons for Conversion and Use of Proceeds
------------------------------------------

         Since the completion of the MHC reorganization in 1999, the Company has operated under the philosophy that it would pursue a second step conversion at a time when a business strategy could be implemented that required such capital. In this regard, the Company has periodically evaluated potential acquisition transactions that would have required a second step conversion. In other words, the Company was not willing to complete a second step conversion that would result in a heavily overcapitalized position without a strategy to leverage and deploy the additional capital. ENB's asset size and stock component of the merger consideration warranted completing a second step conversion in view of the strategic benefits provided by the merger. The conversion will support growth of market share and competitive position, most notably through the acquisition of ENB. The conversion proceeds and exchange of shares, net of the cash portion of the consideration paid to ENB's shareholders, will be utilized to capitalize the increase in assets that will result from the acquisition of ENB, enabling the Bank to remain well capitalized.

         The Company perceives that there will be additional opportunities for growth through acquisition following the conversion and simultaneous acquisition. The increase in capital will also support internal growth through expansion of the branch network, as well as an expanded offering of products and services offered through the combined Bank. The Bank currently plans to open approximately one branch per year over the next several years. The initial use of proceeds anticipated is highlighted below.

RP Financial, LC.
Page 1.6


          o The Company. The Company is expected to retain a portion of the net conversion proceeds to fund the loan for stock purchased by the newly-formed Employee Stock Ownership Plan ("ESOP") and for other corporate purposes, including regular dividends, potential special dividends, acquisitions, infusing additional equity into the Bank and/or repurchases of common stock. On an interim basis, such funds will be invested in short- to intermediate-term investment securities.

          o The Bank. The majority of the net conversion proceeds will be used to increase the Bank's leverage capital ratio to a minimum of 10%. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, invested into short- to intermediate-term securities pending deployment into loans and investment securities.


Strategic Overview
------------------

         In recent years, the Bank's strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, checking, savings and other financial needs of customers in the Rockland and Orange County areas. In this regard, the Bank historically emphasized a permanent residential lending strategy with a moderate diversification into residential construction and commercial real estate lending, as well as mortgage banking. The Bank determined that there was ample opportunity for profitable growth as a community bank in commercial and consumer lending during the early 1990s. Over the last decade, the Bank has broadened its products and services and emphasized responsive customer service to local retail and commercial customers.

         The Bank has implemented a three-prong lending strategy: (1) residential mortgage lending for portfolio; (2) commercial lending, including commercial and multi-family mortgage loans as well as commercial and industrial loans ("C&I loans"); and (3) longer term fixed rate residential mortgage loans originated for resale into the secondary market. The Bank has developed the infrastructure to support its commercial and consumer lending strategy, including policies and procedures for credit administration and risk management. At present, the Bank employs eight loan officers with extensive regional commercial lending experience. The Bank's competitive strategy for commercial lending has been facilitated by such staffing and infrastructure enhancements. A number of the Bank's senior management and lending staff were formerly employed at New York area commercial banks, thus bringing experienced staff to the Bank's

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Page 1.7


program. Another key step included the conversion to a commercial bank data processing system for enhanced administration of commercial accounts. The Bank has separated the credit and loan administration function from the loan department, posturing the credit and loan administration department to be better able to assess and minimize the credit-related risks of commercial lending. Additionally, the internal loan review function has been augmented by a periodic third party review performed by a firm expert in the field.

         The commercial lending strategy has been conducted prudently, thereby limiting portfolio growth to a moderate pace. As a result, residential mortgage loans still comprise 55% of total loans. The ENB acquisition is expected to increase the commercial loan mix.

         The Bank's general residential lending philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate loans for portfolio (15 year maturities or less and bi-weekly loans) and sell conforming longer-term fixed rate loans through various secondary market conduits (primarily Freddie Mac) on a servicing retained basis. However, the Bank typically retains longer term non-conforming fixed rate mortgage loans.

         The Bank has been expanding its retail franchise in existing and contiguous markets through marketing, product and pricing, and relationship banking strategies, as well as through branching, acquisition and emphasizing alternative delivery systems. The Bank's most significant growth has been accomplished through its acquisition strategy. In this regard, the Bank purchased two branch offices in separate transactions consummated in March and May 1996, in which it assumed $104.5 million of deposits, for a total deposit premium of $7.5 million. In April 2002, the Company acquired NBF with its two Orange County offices and $88.2 million in deposits, for $28.1 million in cash. The additional capital raised in the second step conversion and its full-stock structure will enhance the Bank's ability to pursue other acquisitions as well as open additional de novo branches.

         Retail deposits have consistently served as the primary funding liability for the Bank. Borrowings have been used to a limited degree, primarily for asset-liability management purposes, and the Bank anticipates continuing to use borrowed funds in this capacity in the foreseeable future.

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RP Financial, LC.
Page 1.8


         The Bank has continued to increase revenues in non-traditional areas to build on its current customer base in Rockland and Orange Counties and surrounding areas. In this regard, the Bank has established a trust department and sells insurance-type products and mutual funds and annuities through representatives in the branches.

         The Board and management believe that the Bank is uniquely postured to effectively compete against the numerous larger financial institutions operating locally, particularly those headquartered in New York City. In this regard, the Bank is relatively unique in that it can originate both commercial real estate loans and commercial and industrial ("C&I") loans through a single officer relationship. Furthermore, the local decision making and focus on prompt loan approvals gives the Bank an additional competitive edge in terms of lending.


Balance Sheet Trends
--------------------

         Table 1.1 shows the Company's historical balance sheet data from September 30, 1998 (just before the January 1999 MHC reorganization) through June 30, 2003. Also reflected in Table 1.1 is the consolidated pro forma balance sheet at June 30, 2003 giving effect to the acquisition of ENB - which incorporates purchase accounting estimates but not offering proceeds. The following paragraphs describe the historical balance sheet trends for the Company on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of ENB will be discussed in a later section.

         Growth Trends
         -------------

             Since September 30, 1998, the Company's assets increased at an annual rate of 10.6%, including the NBF acquisition which added approximately $93.1 million of net assets in fiscal 2002. Excluding NBF's acquired assets, the Company's annual growth rate approximated 8.6%.

             The Company's 8.5% loan growth lagged asset growth, in part due to the limited loan portfolio of NBF. Thus, total cash and investments increased at a faster 13.4% rate, but this is also attributable to the higher utilization of borrowings in wholesale leverage transactions. Although borrowings increased at a faster rate than deposits, at 19.6% and 8.9%, respectively, deposit growth (including the NBF acquisition) has funded the majority of asset growth since fiscal year end 1998.

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Page 1.9




                                "TABLE OMITTED"

RP Financial, LC.
Page 1.10


             Following the MHC offering in early fiscal 1999, the Company's equity has increased steadily, primarily due to retained earnings. Tangible equity declined in fiscal 2002 due to the more than $15 million in intangible assets generated from the NBF cash acquisition. As of June 30, 2003, the Company's tangible equity equaled $101.0 million, or 9.06% of assets.

         Loans Receivable
         ----------------

             Loans receivable totaled $682.6 million (excludes $2.6 million of loans held for sale), or 61.23% of total assets and 80.57% of deposits, as of June 30, 2003. The loans/assets and loans/deposits ratios reflect a declining trend since the end of fiscal 2000, in part due to the low proportion of loans maintained by NBF. Currently, 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 54.8% of total loans. The residential mortgage loan portfolio consists primarily of adjustable rate mortgage ("ARM") loans and shorter term fixed rate mortgage loans (i.e., maturities of less than 15 years or bi-weekly payment loans). The Bank's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate residential loans for portfolio and sell longer-term conforming fixed rate loans through various secondary market conduits (primarily Freddie Mac) on a servicing retained basis.

             The Bank's commercial lending strategy is evidenced by the growth in such loans, both real estate based and non real estate based. In this regard, since September 30, 1998, the commercial portfolio has grown $117 million (more than doubled) to $232.6 million, currently representing 33.4% of loans. In comparison, the 1-4 family mortgage portfolio has increased by $89 million over this period to $379.8 million, but has declined in proportion to 54.8%. Similarly, consumer loans have increased but have declined in proportion to 11.7% of loans as of June 30, 2003.

         Investment and Mortgage Backed Securities
         -----------------------------------------

             The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. In order to accomplish the foregoing objectives, the level of investments and MBS has been maintained at approximately 25% to 35% over the last five fiscal years. The Bank anticipates initially reinvesting the net offering proceeds into investments with short-term maturities, pending longer-term deployment into other investments and loans.

RP Financial, LC.
Page 1.11


             As of June 30, 2003, the Bank's portfolio of cash and cash equivalents totaled $43.5 million, equal to 3.90% of assets. Investment securities available for sale ("AFS") totaled $251.9 million, equal to 22.6% of assets, while the balance of securities held to maturity ("HTM") was lower at $82.8 million, or 7.4% of assets, as of June 30, 2003 (see Exhibit I-3). In the aggregate, HTM and AFS investment securities equaled 30.0% of total assets as of June 30, 2003, which reflects a modest increase since the end of fiscal 2000, in part reflecting the lower proportion of loans at NBF.

             MBS comprise the largest segment of the investment and MBS portfolio, totaling $175.6 million, or 15.8% of assets, as of June 30, 2003. Approximately 63.4% of the MBS portfolio was classified as AFS, and MBS primarily consist of pass-through agency securities and collateralized mortgage obligations ("CMOs").

             As of June 30, 2003, the Bank's investments portfolio totaled $159.1 million, or 14.3% of total assets, and was primarily comprised of U.S. Government ($15.4 million) and agency securities ($109.7 million), investment grade state and municipal securities ($19.8 million) and corporate securities ($12.9 million), and relatively small balances of equity securities ($1.3 million).

             No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

         Funding Structure
         -----------------

             The Bank maintains a relatively large base of savings and transaction accounts (or "core" deposits), with only 27.1% of deposits consisting of certificates of deposits ("CDs") as of June 30, 2003. Growth of the Bank's deposit base since September 30, 2001 has been enhanced by the acquisition of NBF, which contributed $88.2 million of deposits in fiscal 2002. Since the end of fiscal 2000, excluding the impact of the acquired NBF deposits, total deposits have increased at an 8.8% annual rate, which has been partially facilitated through the opening of three de novo branches. As future prospects for in-market deposit growth at existing branch facilities are expected to remain moderate, in order to gain market share the Bank has been intensifying

RP Financial, LC.
Page 1.12


the cross-selling strategy to stimulate deposit growth from existing customers, maintaining expanded office hours (including Saturday and Sunday hours) and expanding and refining products and services. The Bank expects to continue to open at least one branch per year over the next several years and pursue other acquisition opportunities.

             Borrowings have been increasingly utilized since the end of fiscal 1998, primarily FHLB advances, particularly as the Bank has sought to avail itself to favorably priced long term funds. The Bank expects to continue to utilize borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Also, the Bank intends to engage in wholesale leveraging on a short-term basis prior to the conversion, and repay the borrowings with the net proceeds - in effect, pre-investing some of the new equity.

         Capital
         -------

             From fiscal year end 1998 through June 30, 2003, the Company's equity increased at a 16.9% annual rate; over the same period, tangible equity increased 13.7% annually. The most significant equity growth during this period was in connection with the 1999 MHC stock offering, raising net proceeds of approximately $37.1 million. Since the end of fiscal 1999, the Company's equity has increased 13.5% annually, reflecting the net impact of the Company's earnings growth, dividends and stock repurchases.

             Overall, the Company's equity-to-assets ratio increased from 8.0% at fiscal year end 1998 to 10.4% at June 30, 2003. The Company's tangible equity-to-assets ratio equaled 9.1% at June 30, 2003, versus a comparable ratio of 7.5% at year end 1998. The 1996 branch purchase premium has since been fully amortized. Total intangible assets created pursuant to the NBF acquisition equaled $15.3 million, including the amortizing $1.8 million core deposit intangible ("CDI"). The additional capital realized from the second step conversion offering will serve to strengthen the Company's capital position and support contemplated future growth and cash dividends.

             The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2003, as summarized in the table below.

RP Financial, LC.
Page 1.13


                                       Required         Actual
                                        Capital         Capital         Excess
                                        -------         -------         ------
                                        ($000)          ($000)          ($000)

         Tangible Capital               $16,372         $91,053         $74,681
         Core Capital                    43,658          91,053          47,395
         Risk-Based Capital              52,587          98,880          46,293

         Source:  Prospectus.


         ENB Balance Sheet Trends
         ------------------------

             From December 31, 1998 through June 30, 2003, ENB's assets increased at an annual rate of 11.8%. Expansion of the loan portfolio was the largest contributor to growth, as the portfolio more than doubled and increased in proportion from 46.6% to 58.5% of total assets. Asset growth has been funded primarily with deposits over this period, as deposits increased at an 11.8% annual rate.

             ENB's loan portfolio, totaling approximately $199.8 million as of June 30, 2003, is concentrated in commercial loans, including commercial real estate loans (48.0% of total loans) and C&I loans (19.8% of total loans). The balance of the loan portfolio is comprised of 1-4 family permanent mortgage loans (12.9% of total loans) and consumer loans (14.7% of total loans), which includes secured and unsecured installment loans as well as homeowner loans and home equity lines of credit.

             Overall, ENB's $110.0 million investment portfolio is composed of relatively high quality liquid securities. Federal agency securities, many of which are structured callable securities, comprise the most significant component of ENB's investment portfolio; these securities totaled $79.6 million as of June 30, 2003, and all were classified as AFS. The balance of the investment portfolio was comprised of state and municipal securities, MBS and comparatively smaller balances of corporate debt securities and equity securities. The substantial majority of the portfolio was classified as AFS, as HTM securities totaled only $4.6 million and were primarily comprised of relatively illiquid municipal bonds.

             ENB's equity increased at a 10.9% annual rate since December 31, 1998, primarily through retention of earnings after dividend payments. ENB's equity-to-assets ratio equaled 8.8% at June 30, 2003, versus a similar ratio of

RP Financial, LC.
Page 1.14


9.1% at year end 1998, maintaining capital surpluses relative to the regulatory capital requirements.


Income and Expense Trends
-------------------------

         Table 1.2 shows the Company's historical income statements from the fiscal year ended September 30, 1998 through the 12 months ended June 30, 2003. Table 1.2 also shows the pro forma income statement for the 12 months ended June 30, 2003 after giving effect to the acquisition of ENB (but before reflecting the pro forma impact of the conversion). The following paragraphs describe the historical income statements of the Company on a pre-acquisition basis. The pro forma income statement impact of the acquisition is discussed in a later section.

         Over this period, profitability ranged from a low of 0.52% of average assets in 1999 to a high of 1.02% of average assets for the 12 months ended June 30, 2003. Earnings generally reflect a rising trend owing to balance sheet expansion, a widening net interest margin (reflecting a favorable interest rate environment and higher yielding loan portfolio), higher non-interest income and lower loss provisions. Furthermore, the Company's recent earnings have been supported by non-recurring gains on the sale of loans and investments, in part reflecting a favorable interest rate environment.

         Net Interest Income
         -------------------

             The Company's net interest income has steadily increased, primarily reflecting balance sheet growth, emphasis in higher yielding commercial loans, favorable changes in the yield curve and the NBF acquisition. Between fiscal 1998 and fiscal 2001, net interest income increased from $27.1 million (4.08% of average assets) to $34.7 million (4.04% of average assets). Net interest income increased to $42.8 million in fiscal 2002 (4.48% of average assets) and to $46.0 million for the 12 months ended June 30, 2003, with the growth partially accounted for by the NBF acquisition. Lower interest rates have contributed to net interest income growth as the cost of interest-bearing liabilities ("IBL") declined more rapidly than the yield on interest-earning assets ("IEA"). Asset yields have been supported by certain prepayment penalties on commercial real estate mortgage loans (typically for the first three years of the loan).

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Page 1.15




                                "TABLE OMITTED"

RP Financial, LC.
Page 1.16


             The foregoing balance sheet and interest rate trends are reflected in the yields and costs. Specifically, the interest rate spread increased from 3.56% in fiscal 2001, to 4.33% in fiscal 2002 and 4.38% during the nine months ended June 30, 2003. Details regarding the yields, costs and spreads are included as Exhibit I-4. The interest rate spreads may be at or near peak levels as significant further reductions in funding costs may be difficult to achieve in the current low rate environment (the cost of funds was equal to 1.52% for the nine months ended June 30, 2003). Additionally, asset yields are expected to come under pressure as higher rate loans continue to refinance and as barriers to refinancing within the commercial mortgage portfolio diminish with seasoning. Further, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress average asset yields and the net interest income ratio.

         Non-Interest Income
         -------------------

             Other income has gradually increased since fiscal 1998, from $3.1 million in fiscal 1998 to $5.9 million for the 12 months ended June 30, 2003. The growth of non-interest income reflects the growth in deposit balances and the related fee income, non-interest income on bank owned life insurance ("BOLI") and other miscellaneous fee generating activities (including prepayment penalties on loans). The Bank seeks to increase non-interest fee income by continuing to develop fee-generating commercial loan and deposit relationships and by emphasizing the expansion of non-traditional products (such as trust services).

         Operating Expenses
         ------------------

             The Company's operating expenses have increased since fiscal 1998, but have fluctuated when measured as a percent of average assets. Specifically, operating expenses have increased from $21.8 million for fiscal 1998, 3.29% of average assets, to $36.2 million for the most recent 12 months, 3.40% of average assets. Operating expenses increased significantly in fiscal 2002 as a result of the acquisition of NBF (owing to both cash operating costs and non-cash CDI amortization). Moreover, the increase in the Company's stock price over the last several years has increased non-cash compensation costs of the existing stock-based benefit plans and to the de novo branching initiatives.

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RP Financial, LC.
Page 1.17


             The Company's operating expense ratio is relatively high in comparison to industry averages as: (1) the Bank's high core deposit base requires higher administrative costs; (2) the Bank continues to build the infrastructure (i.e., personnel, fixed assets, technology, etc.) to enhance its competitive profile; and (3) the Bank has emphasized customer service and extended its office hours.

             Operating expenses are expected to increase following the conversion as a result of: (1) incremental costs of the additional stock benefit plans to be formed in conjunction with the second step conversion; (2) continued expansion of products and services; and (3) continued de novo branch expansion. Also operating expenses will increase significantly due to the ENB acquisition.

         Loan Loss Provisions
         --------------------

             The Bank has historically maintained strong asset quality and loan losses have been limited. As a result of the increased emphasis on higher risk-weight commercial lending and overall growth of the loan portfolio, loan loss provisions ranged from $1.4 to $1.7 million during the 1998-2001 period. Provisions have since been lower at $0.9 to $1.1 million, as portfolio experience has been good. Going forward, management of the Bank intends to continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, establishing additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies.

         Non-Operating Items
         -------------------

             Overall, net non-operating income has had a modest impact on earnings, however, such income recently increased owing to several factors. The recent low interest rate environment prompted the sale of certain AFS securities, which resulted in gains of $0.531, $0.461 and $2.068 million, respectively, for fiscal years 2001 and 2002 and the trailing 12 months ended June 30, 2003. Similarly, the Company recognized gains on the sale of longer term fixed rate loans, which yielded gains of $744,000 for the 12 months ended June 30, 2003. Offsetting such income, the Company incurred NBF merger integration expenses of $531,000 for fiscal 2002 and $177,000 for the 12 months ended June 30, 2003. While net non-operating items were small contributors to earnings in prior years, such income equaled $2.6 million, or 0.25% of average

RP Financial, LC.
Page 1.18


assets, for the 12 months ended June 30, 2003. From a valuation perspective, such net non-operating items will be excluded from the valuation earnings base.

         Income Taxes
         ------------

             The Company's effective income tax rate has ranged from approximately 33% to 37% in recent years. The Company is in a fully taxable position with respect to both federal and state income taxes and the effective tax rate for the 12 months ended June 30, 2003, equaled 36.22%. There are no known significant changes to the Bank's tax rate.

         Efficiency Ratio
         ----------------

             Until recently, the Bank's efficiency ratio showed general improvement, but in the last 12 months there was some deterioration. Specifically, the efficiency ratio improved from 77.9% in fiscal 1999 to 66.3% in fiscal 2002 before weakening to 69.7% in the 12 months ended June 30, 2003. The recent deterioration reflected a reduction in the net interest income ratio and an increase in the operating expense ratio (reflecting a full 12 months of NBF expenses and CDI amortization). On a pro forma basis, the efficiency ratio is expected to show some improvement as the net interest income increases with the reinvestment of proceeds, although anticipated operating expense increases (reflecting the public company expense and stock plans expense, diversification and branching) will limit the improvement. Additionally, the Company's efficiency ratio may benefit from ENB's earnings power, particularly after anticipated operating synergies are realized over time.

         ENB Earnings Trends
         -------------------

             ENB has enjoyed a profitable history, ranging from a low of 0.92% of average assets during 1998 to a high of 1.27% of average assets during fiscal 2002. For the 12 months ended June 30, 2003, ENB reported net income of $3.8 million, or 1.19% of average assets. Net interest income and operating expenses also represent the major components of ENB's core earnings, which is supplemented by non-interest operating income derived from service charges on deposit accounts, revenues generated from trust and wealth management services and other miscellaneous sources of income. Loan loss provisions have generally had a limited impact on ENB's earning, but were higher in 2001 to address higher

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Page 1.19


loan chargeoffs and growth of the commercial loan portfolio. Non-operating gains and losses have not been a significant factor in ENB's historical profitability.

             For the 12 months ended June 30, 2003, ENB's net interest income ratio equaled 4.86% of average assets in comparison to 4.32% for the Company. ENB's stronger net interest income ratio was primarily the result of more favorable loan yields as the cost of funds was relatively comparable to the Company's. Non-operating fee income equaled 0.80% of average assets for ENB as compared to 0.56% of average assets for the Company. The benefit of ENB's stronger net interest income and fee income ratios were partially offset by its higher operating expense ratio, equal to 3.67% of average assets (as compared to 3.40% of assets for the Company). On balance, ENB maintains a more favorable efficiency ratio in comparison to the Company.

         Estimated Pro Forma Impact of ENB Acquisition
         ---------------------------------------------

             Assuming that the ENB merger was completed as of June 30, 2003, and incorporating preliminary purchase accounting adjustments but not the conversion proceeds, on a pro forma basis the ENB acquisition increases the Company's total assets, loans receivable and total deposits by approximately $350.8 million, $203.4 million and $308.6 million, respectively (see Table 1.1). ENB's lower proportion of loans to total assets and deposits and no borrowings results in a reduction of the Company's loans/assets ratio from 61.2% to 60.5% and loans/deposits ratio from 80.3% to 76.5%. Stockholders' equity increases by $36.8 million (reflecting the stock exchange portion of the consideration) and approximately $52 million of intangible assets are created. Accordingly, before the conversion offering, the Company's tangible equity/assets ratio declines from 9.06% at June 30, 2003 to 5.89% on a pro forma basis.

             Pursuant to the purchase method of accounting, the assets and liabilities of ENB will be restated to fair market value as of the date of the acquisition. Also, ENB's existing stockholders' equity will be restated to a zero balance, and the excess of the purchase price over the fair market value of net assets well be recorded as an intangible asset with two components - the amortizing CDI and the non-amortizing goodwill. Assuming that the acquisition closed as of June 30, 2003, the resulting goodwill and CDI has been estimated at $48.5 million and $3.1 million, respectively.

RP Financial, LC.
Page 1.20


             The Bank intends to classify all of the acquired ENB securities as AFS at the time of purchase. The investment portfolio of ENB will be critically evaluated for potential restructuring at the time of the transaction, based on prevailing market conditions and portfolio characteristics at closing, with a particular focus on ENB's callable securities. Any gains and losses at the time of restructuring would be limited since the portfolio would have been marked-to-market as of the date of acquisition.

             The pro forma income statement impact of the ENB acquisition is shown in Table 1.2 for the 12 month period ended June 30, 2003. The estimated purchase accounting adjustments reflected in this pro forma earnings calculation consists of CDI amortization, lost reinvestment income on the cash consideration paid to ENB's shareholders and yield adjustments on loans and deposits. Cost savings have not been completely determined and will be realized over time, so they have not been incorporated. The $3.1 million CDI estimate has been assumed to be amortized over the estimated life of the deposit base on a level yield basis, indicating a first year expense estimate of approximately $1.1 million. On a pro forma basis, before factoring in the reinvestment of conversion proceeds, the Bank's core earnings have been estimated to decrease from 0.87% of average assets to 0.83% average assets, while increasing by $2.3 million on a dollar basis. The increase in the Company's core earnings before the conversion impact is attributable to a stronger net interest income ratio (increasing from 4.32% to 4.34% of average assets) and a higher non-interest income ratio (increasing from 0.56% to 0.61% of average assets), which was offset by a higher operating expense ratio (increasing from 3.40% to 3.54% of average assets) and the CDI amortization. Based on the foregoing, the Company's efficiency ratio is estimated at 71.43%, before potential synergies and the conversion impact.


Interest Rate Risk Management
-----------------------------

         The Bank actively manages its interest rate risk through: (1) diversifying the loan portfolio into shorter-term or adjustable rate loans, most notably commercial real estate and C&I loans; (2) retaining shorter-term or adjustable rate residential mortgage loans in portfolio and selling a portion of the long term residential mortgages originated; (3) emphasizing the growth of core deposits; (4) by occasionally using interest rate caps to lengthen the duration of liabilities on a limited basis; and (5) entering into wholesale leveraging transactions using FHLB advances.

RP Financial, LC.
Page 1.21


         These strategies have generally served to increase the sensitivity of the Bank's assets to changes in interest rates and lengthen the duration of liabilities. Furthermore, the sale of fixed rate loans into the secondary market enhances the Bank's non-interest revenues, thereby reducing the reliance on net interest income for overall earnings. The rate shock analysis set forth in indicates a moderate liability sensitive position (see Exhibit I-5). As of June 30, 2003, the decline in the Bank's net portfolio value ("NPV") under a 200 basis point instantaneous and sustained rise in interest rates reflected a decline of 179 basis points and the post-shock NPV ratio was 12.50%, which indicates that the Bank's risk exposure was minimal pursuant to regulatory definitions.

         Management of interest rate risk by ENB is conducted in a similar manner as the Bank, as ENB's loan portfolio primarily consists of short-term commercial real estate and C&I loans funded by a relatively high ratio of low-cost or non-interest bearing transaction accounts. ENB also utilizes interest rate risk exposure reports prepared by a third party consulting firm to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. As of June 30, 2003, the ENB analysis indicated a 200 basis point instantaneous and sustained rise in interest rates would result in a 274 basis point reduction in ENB's net portfolio value ratio (relative to the base ratio) and would result in a post-shock NPV ratio equal to 8.66%.

         On a pro forma basis, the Bank's interest rate risk exposure is expected to show some improvement, given ENB's A/L composition and the net conversion proceeds raised.


Lending Activities and Strategy
-------------------------------

         The lending strategy reflects: (1) the Bank's historical strengths in the areas of mortgage and commercial lending and to take advantage of perceived opportunities; (2) the relatively strong economy and favorable growth trends in the Bank's markets; and (3) industry consolidation which has led to certain customer alienation towards the large banks headquartered out of market.

         The Bank's lending operations consist of three major segments as follows: (1) portfolio residential mortgage lending; (2) commercial and consumer lending; and (3) secondary market operations in which loans are originated for

RP Financial, LC.
Page 1.22


resale generally on a servicing retained basis. This strategy is clearly evidenced in the Bank's loan portfolio composition, as noted earlier (see
Exhibit I-6).

         As of June 30, 2003, permanent mortgage loans secured by 1-4 family properties totaled $379.8 million, or 54.8% of total loans, while home equity lines of credit and fixed rate, fixed term homeowner loans totaled an additional $48.0 million and $27.8 million, respectively. Consistent with the Bank's community banking strategy, the Bank offers a wide array of products and services and has diversified its loan portfolio with mortgages secured by multi-family and commercial properties totaling $179.9 million, equal to 25.9% of loans while commercial business loans total $45.3 million, or 6.5% of total loans, as of June 30, 2003. Consumer loans, including primarily home equity lines of credit and homeowner loans, equaled $81.3 million, or 11.7% of total loans.

         In the future, the Bank will seek further diversification consistent with community bank operations, including efforts to originate and service small business lending and deposit relationships. Accordingly, the future lending emphasis will be on building the portfolio of commercial real estate mortgage loans and C&I loans. Residential mortgage lending will remain an important component of the Bank's lending emphasis while management will continue to seek to build the consumer loan portfolio. In this regard, management will remain watchful of competitive and economic conditions and will continue to seek to build its commercial lending orientation. It is management's belief that the continued development of the commercial lending business along with its traditional business lines including residential mortgage lending will enhance the Bank's profitability and consistency of earnings.

         The Bank originates both fixed rate and adjustable rate 1-4 family loans; the Bank's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate loans for portfolio (15 year maturities or less and bi-weekly loans) and sells a portion of longer-term fixed rate loans through various secondary market conduits (primarily Freddie Mac) on a servicing retained basis.

         The Bank originates one-to-four family loans up to a loan-to-value ("LTV") ratio of 95.0%, with private mortgage insurance ("PMI") being required

RP Financial, LC.
Page 1.23


for loans in excess of an 80.0% LTV ratio. The substantial portion of 1-4 family mortgage loans originated by the Bank are secured by residences in the defined normal lending territory.

         As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans including fixed rate amortizing term loans as well as variable rate lines of credit.

         Construction lending for the purposes of development and land acquisition has been limited as such loans approximated 1.1% of the Bank's total loan portfolio as of June 30, 2003. Construction, lending has enabled the Bank to more actively participate in the growth occurring in its market, shorten the average duration of assets, and has helped to support the Bank's yields albeit at the expense of accepting a somewhat higher level of credit risk. The majority of the Bank's construction lending is in Rockland and Orange Counties.

         In conjunction with its construction lending, the Bank has also made land development loans. Development loans are typically limited to local developers with whom the Bank has established relationships for the purpose of developing residential subdivisions (i.e., installing roads, sewers, water and other utilities), as well as loans to individuals to build lots. Development loans are secured by a lien on the property and made with a variety of fixed and adjustable terms. The Bank may also finance land acquisition for very strong borrowers secured by the underlying property and generally obtains personal guarantees from the principals of its corporate borrowers.

         The Bank has made and will continue to make loans for the purchase or financing of various types of commercial real estate. The Bank's commercial real estate loan portfolio is comprised of loans originated in-house and secured by properties in the primary market of Rockland and Orange Counties, as well as other contiguous markets in southern New York State and northern New Jersey. At June 30, 2003, the balance of commercial mortgage loans equaled $179.9 million, 25.9% of loans. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants and motel/hotels. Loans secured by commercial real estate consisted of 343 loans outstanding with an average loan balance of approximately $526,000, although there are a large number of loans with balances substantially greater than the arithmetic average.

RP Financial, LC.
Page 1.24


         Most of the Bank's commercial real estate loans are written as five-year adjustable-rate or ten-year fixed-rate mortgages and typically have balloon maturities of ten years. Amortization on these loans is typically based on 15 to 20-year payout schedules. The Bank also originates some 15- to 20-year fixed-rate, fully amortizing loans. Margins generally range from 175 basis points to 300 basis points above the applicable FHLB advance rate. Many commercial mortgage loans carry prepayment penalties extending over the first several years of the loan.

         In the underwriting of commercial real estate loans, the Bank generally lends up to 75% of the property's appraised value. In evaluating a proposed commercial real estate loan, the Bank emphasizes primarily the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 120%), computed after deduction for realistic vacancy factors and property expenses. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower.

         Commercial business loans comprise a growing segment of the loan portfolio and equaled approximately 6.5% of total loans as of June 30, 2003. The Bank intensified its efforts to increase the business loan portfolio over the last decade, and believes such efforts have been and will be facilitated by recent and pending acquisitions of commercial banks. The Bank offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to: (1) a lending rate that is determined internally; or (2) a short-term market rate index.

         Commercial credit decisions are based upon a comprehensive credit assessment of the borrower, including a determination is made as to the applicant's ability to repay in accordance with the proposed terms which includes an evaluation of the applicant to determine character and capacity to manage their business. Personal guarantees of the principals are generally

RP Financial, LC.
Page 1.25


required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history supplement the analysis of the applicant's creditworthiness. Checking with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. For small business loans and lines of credit, generally those not exceeding $250,000, the Bank uses a credit scoring system that enables it to process the loan requests quickly and efficiently

         Exhibit I-9 provides a summary of the Bank's recent lending activities. The Bank's lending volume has increased significantly since 2000, primarily due to the high volume of refinancing in the residential mortgage portfolio which led to high origination volumes without a corresponding increase in the loan balances. Additionally, increased lending volume in the commercial area was also a factor in the growth in originations. Overall, loan volumes have more than doubled from $135.5 million in fiscal 2000 to $365.2 million for the 12 months ended June 30, 2003. The impact of refinancing is evidenced in the financial data as repayments also increased significantly over the time period, from $109.6 million in fiscal 2000 to $295.9 million for the 12 months ended June 30, 2003. In view of the low interest rate environment prevailing in fiscal 2002 and the first nine months of fiscal 2003, the Bank became a seller of conforming residential mortgage loans with such sales totaling $32.4 million for the 12 months ended June 30, 2003. The Bank has not actively purchased loans during the past three and three-quarter years, excluding the NBF portfolio loans.


Asset Quality
-------------

         The Bank's asset quality has been relatively good over the last five fiscal years, notwithstanding the Bank's increasing emphasis on higher risk weight lending. Specifically, as reflected in Exhibit I-10, the balance of non-performing assets ("NPAs") in the Bank's portfolio was at a relative high point in fiscal 1998, but has subsequently declined and equaled $5.4 million, or 0.48% of assets, as of June 30, 2003. The Bank's NPAs were comprised solely of non-performing loans ("NPLs") as there was no real estate owned ("REO"). At that date, the Bank's loan loss reserves equaled $11.1 million, or 1.59% of the net loan portfolio. The reserve coverage as a percent of non-performing loans and

RP Financial, LC.
Page 1.26


NPAs equaled 205.87%. The recent growth of the commercial loan portfolio and the limited seasoning may increase the Bank's relative risk exposure in comparison to other thrifts with either a more seasoned portfolio or more traditional loan portfolio.

         In general, credit quality problems experienced by ENB have not been significant in recent years. As of June 30, 2003, ENB's NPAs totaled $597,000 or 0.17% of assets (See Exhibit I-10B). ENB maintained valuation allowances of $2.5 million at June 30, 2003, equal to 1.25% of loans receivable and 424.41% of NPAs.


Funding Composition and Strategy
--------------------------------

         Deposits have been the Bank's primary source of funds and, at June 30, 2003, deposits accounted for 88.0% of the Bank's funding composition. Exhibit I-12 provides recent historical detail of the Bank's deposit composition. Lower cost savings and transaction accounts comprise the largest component of the Bank's deposit composition, as the result of growth of these core deposits and a declining CD balance. In this regard, core deposits increased from 59.1% of deposits at year end 2000 to 72.9% at June 30, 2003. Although this trend has been consistent with the Bank's strategy, the low interest rate environment is believed to have also contributed as the low rates resulted in increased depositor preference for liquidity. Savings accounts comprise the largest component of the Bank's transaction and savings account balance, equaling $279.0 million or 32.5% of total deposits at June 30, 2003.

         The current CD composition reflects a high concentration of short-term CDs (maturities of one year or less). As of June 30, 2003, CDs totaled $232.3 million, or 27.1% of total deposits, of which 72.6% were scheduled to mature in one year or less (see Exhibit I-13). As of June 30, 2003, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $39.7 million, or 17.1% of total CDs. The Bank does not maintain any brokered CDs. Public unit deposits totaled $19.8 million as of June 30, 2003.

         Borrowings have been utilized primarily as a supplemental funding source to fund lending activity and liquidity, but also in wholesale leverage transactions. As of June 30, 2003, borrowed funds consisted of $116.7 million of FHLB advances. Maturities on the Bank's portfolio of borrowed funds extend out

RP Financial, LC.
Page 1.27


as long as 20 years. Borrowed funds have been employed both as a liquidity management tool (to bolster funds when deposits fall short of the Bank's requirements), as an earnings tool (to increase interest-earning assets through leverage), and as an interest rate risk management tool (a means of locking in longer term funds). The Bank will continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes. In this regard, the Bank expects to utilize FHLB advances prior to the conversion and invest the proceeds into loans and MBS to pre-invest the anticipated proceeds from the second step conversion. Exhibit I-14 provides detail of the Bank's use of borrowings over the past three and three-quarter years.

         Exhibit I-12B sets forth ENB's deposit composition in recent years. As of June 30, 2003, deposits held by ENB totaled $307.7 million and accounted for all of ENB's funding liabilities. Transaction and savings accounts also represent the largest component of ENB's deposit composition, with such deposits accounting for 67.4% of ENB's total deposits as of June 30, 2003. Checking accounts comprised the largest component of ENB's transaction and savings deposits, with non-interest bearing and NOW accounts totaling $76.9 million (25.0% of deposits) and $31.7 million (10.3% of deposits), respectively. CDs equaled $100.4 million for ENB as of June 30, 2003, equal to 32.6% of deposits. ENB's deposit growth in recent years has been partially attributable to its competitive rate posture. On a pro forma basis, the Bank may experience some deposit outflow from ENB branches as the Bank's deposit pricing is implemented.


Subsidiaries
------------

         The Bank operates four wholly-owned subsidiaries including PMB and Provest Services Corp. I, Provest Services Corp. II and Provident REIT, Inc. as described below. There are no subsidiaries of Ellenville National Bank. The activities of these subsidiaries have had an insignificant effect on the Company's consolidated financial condition and results of operations.

         PMB is a New York State-chartered commercial bank, whose purpose is limited to accepting municipal deposits and investing funds obtained into investment securities. PMB began operations on April 19, 2002, and at June 30, 2003 had $19.8 million in deposits from municipal entities in the communities served by the parent Bank.

RP Financial, LC.
Page 1.28


         Provest Services Corp. I holds an investment in a limited partnership which operates an assisted-living facility. A portion of the units in the facility are set aside for low-income individuals.

         Provest Services Corp. II has engaged a third-party provider to sell annuities and mutual funds to the Bank's customers.

         During fiscal 1999, the Bank established Provident REIT, Inc., a real estate investment trust ("REIT") which holds both residential and commercial real estate loans.


Legal Proceedings
-----------------

         The Company and ENB are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of the Company and ENB.

RP Financial, LC.
Page 2.1


                                 II. MARKET AREA


Introduction
------------

         Chartered in 1888 and operating continuously since that time in Rockland County, New York, the Company currently conducts operations out of its executive offices in Montebello, New York and a total of 13 retail office facilities in Rockland County and 5 offices in Orange County, New York. Two of the current offices in Orange County are the result of the acquisition of the National Bank of Florida, which was completed in April 2002. With the acquisition of ENB, the Bank will be expanding its office network to include ENB's 5 offices in Orange County and 2 offices each in Sullivan and Ulster Counties. The addition of the Orange County offices will substantially bolster the Bank's position in the market while ENB's Sullivan and Ulster County offices will represent a market entree into areas to the north and the northwest of the Bank's current office network. No branch closings are contemplated as the result of the merger. Exhibit II-1 provides information for the Bank's and ENB's office facilities.

         The Bank's current markets in Rockland and Orange Counties are generally suburban in character and possess a relatively large employment base, supported by a diverse array of industries and employers. They also serve as bedroom communities for nearby New York City as well as other suburban areas including Westchester County and northern New Jersey. Residents of the Bank's markets in Rockland and Orange Counties are typically middle to upper middle class as the number of individuals with incomes below the poverty level are limited.

         ENB's markets in Sullivan and Ulster Counties consist of more rural locations north and northwest of the Bank's markets in Rockland and Orange Counties. Sullivan and Ulster Counties have realized growth over the last several decades as a result of the availability of land and relatively low cost of living which has made the area attractive to commuters. Likewise, area businesses have taken advantage of the area's proximity to the New York metropolitan area and lower cost of conducting business to locate in these area. Additionally, these areas have traditionally had a significant recreational element to their economies given their proximity to major metropolitan areas and the presence of scenic rivers, lakes and mountains, and availability of open space.

RP Financial, LC.
Page 2.2


         The Bank intends to continue expanding its regional branch office network and is planning to establish at least one branch annually over the next several years. Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company's office coverage is set forth below and details regarding the Bank's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

         Future growth opportunities for the Company depend largely on the future growth in the market area, which has been measured by indicators such as demographic growth trends, the health and stability of the regional and local economy, and the nature and intensity of the competitive environment for financial institutions. These factors have been briefly examined to help determine the growth potential that exists for the Bank, and the relative economic health of the local market area.

                                    Table 2.1
                                 Provident Bank
                Branch Locations Following the Acquisition of ENB


                               [GRAPHIC OMITTED]

RP Financial, LC.
Page 2.3


Market Area Demographics
------------------------

         Demographic growth trends for the markets served by the Bank have been measured by changes in population, number of households and household income, with trends in those areas summarized by the data presented in Table 2.2 on the following pages. The Bank's largest markets in Orange and Rockland Counties exhibit generally favorable growth characteristics in comparison to the average for the State of New York. In this regard, the population for New York as a whole increased by approximately 6% between 1990 and 2002, while the population of Orange County increased by 12% and the population of Rockland County increased by 9% over the corresponding time frame. Population growth for Sullivan and Ulster Counties was in the 7 to 8% range, which was still above the rate of growth for New York overall.

         Income levels as measured by median household and per capita income are relatively high in Rockland County, exceeding the average for the State of New York by 58% and 19% respectively while income levels for Orange County are more comparable to the state average, with the median household income modestly exceeding the state aggregate and per capita income falling modestly below the state aggregate. Income levels in the markets acquired with ENB, including the Sullivan and Ulster County markets are well below the levels for the jurisdictions referenced above reflecting the more rural character of these markets, the more limited level of white collar employment and the lower cost of living.

         Overall, the Bank's markets appears to provide relatively attractive growth potential for a community banking concern like the Bank as: (1) population growth rates for the Bank's markets are above the state average; (2) Rockland and Orange Counties exhibit relatively high income levels; and (3) the relatively small market share held by the Bank in Sullivan and Ulster Counties, which are new markets for the Bank, provide for an enhanced ability to grow as the Bank seeks to leverage its new capital. These positive attributes are somewhat diminished by the significant competition from other financial institutions and other financial services concerns offering the many of the same products and services as the Bank.


Summary of Local Economy
------------------------

         The work force in Rockland County continues to shift towards office/store type and service employment and away from manufacturing employment. In this regard, recent data reflects that approximately 44% of Rockland County's

RP Financial, LC.
Page 2.4




                                "TABLE OMITTED"

RP Financial, LC.
Page 2.5

RP Financial, LC.
Page 2.6


workforce was employed in a managerial, professional or administrative support position while manufacturing jobs represented only approximately 10% of the workforce. The growth in professional/managerial jobs is the result of a rise in employment at new office parks both within and outside of Rockland County. As referenced earlier, Rockland County is a suburban community and many of its residents commute outside Rockland County. The most recent census data shows that 55% of Rockland County residents worked within the County while 45% commuted to jobs outside the County (primarily northern New Jersey, Westchester County and New York City).

         Similarly, Orange County, which is one of the fastest growing counties in the State of New York, also has realized growth in the managerial, professional and administrative support areas, which accounted for approximately 45% of the workforce while manufacturing accounted for approximately 10% of total employment.

         Rockland County maintains a relatively diversified economic base with a wide range of manufacturing, services, and government employers (see Table 2.3). In this regard, pharmaceutical companies are heavily represented, as they comprise three of the top ten largest employers in Rockland County. Orange County's largest private employers consist of a mix of retailers, distributors/transportation companies and other services providers. In this regard, many of the largest employers have an Orange County presence to take advantage of the location near New York City.

RP Financial, LC.
Page 2.7


                                    Table 2.3
                                 Provident Bank
                 Major Employers in Rockland and Orange Counties

                                      Current
Company                              Employees           Product/Service
-------                              ---------           ---------------

A. Rockland County
------------------

Wyeth-Ayerst Laboratories              2,900             Pharmaceuticals
Verizon Wireless                       1,100             Telecommunications
A&T Healthcare                           800             Healthcare
Orange and Rockland Utilities            700             Utility
Barr Laboratories, Inc.                  612             Pharmaceuticals
Pearson Education                        600             Educational Publisher
Chromalloy New York                      563             Turbine Repair/Manfg.
Novartis                                 550             Pharmaceuticals
Avon Products                            523             Consumer Products

B. Orange County
----------------

Big V Supermarkets(1)                  2,534             Retailer
Yellow Freight                         1,000             Transportation
Empire Blue Cross Blue Shield            900             Insurer
Wakefern                                 736             Retailer
Kolmar                                   725             Consumer Products
IBM Business Recovery Services           639             Data Services
ETC Data                                 536             Telemarketing Serv.
C&S Wholesale Grocers                    500             Wholesale Food Dist.
Allegiance Healthcare                    425             Healthcare
Amscan                                   356             Consumer Products


(1) Most recent data. Company is in bankruptcy and there have been some recent layoffs.

Sources: Rockland County Economic Development Corporation and Orange County Partnership.


         Unemployment trends in the market area and New York are displayed in Table 2.4. The unemployment rates in the Bank's markets were lower than New York and national averages as of April 2002 and April 2003, evidence of the relatively stable and generally healthy economy of the market area served by the Bank.

RP Financial, LC.
Page 2.8


                                    Table 2.4
                                 Provident Bank
                             Unemployment Trends(1)


                                      April, 2002             April 2003
         Region                       Unemployment           Unemployment
         ------                       ------------           ------------

         United States                    5.9%                   6.0%
         New York                         5.9%                   5.9%
         Rockland County                  3.5%                   3.3%
         Orange County                    3.9%                   4.1%
         Sullivan County                  5.2%                   5.0%
         Ulster County                    3.7%                   3.5%

         Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.



Market Area Deposit Characteristics
-----------------------------------

         Competition among financial institutions in the Bank's market is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Bank's products and services is expected to become increasingly competitive in the future. Smaller institutions such as the Bank will be forced to either compete with larger institutions on pricing, or to identify and operate in a "niche" that will allow for operating margins to be maintained at profitable levels.

         The Bank's retail deposit base is closely tied to the economic fortunes of the New York metropolitan area. Table 2.5 displays deposit market trends over the past several years for Rockland and Orange Counties where the Bank currently maintains retail branches, as well as for Sullivan and Ulster Counties where the Bank will be acquiring branches of ENB. The data indicates that deposit growth in the Bank's markets overall is comparatively modest, increasing in a range of 2% to 5% annually since 1998, as compared to 5% for total deposits in the State of New York overall. Rockland County represents the largest market for the Bank (approximately 88% of the Bank's deposits were in its Rockland County branches as of June 2002), deposit growth has been comparatively modest equaling 4.9% on a compounded annual basis. Comparatively, both the Bank and ENB have been successful in gaining market share in Orange County, realizing compounded annual growth equal to 13.1% and 18.4%, respectively, since 1998.

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Page 2.9




                                "TABLE OMITTED"

RP Financial, LC.
Page 2.10


         The level of competition prevailing in the Bank's markets is evidenced by deposit market share data set forth in Table 2.6. As of June 30, 2002, the Bank ranked third in total deposits in Rockland County with a 12.7% market share, trailing only the Bank of New York and U.S.B. Holding Company (Union State Bank). Other major competitors include other major regional and superregional banking concerns as HSBC Holdings, J.P. Morgan Chase and M&T Bank.

         The Bank holds a comparatively smaller market share in Orange, Ulster and Sullivan Counties, inclusive of the deposits that will be acquired with ENB. Specifically, following the acquisition, the Bank's market share will be in the range of 3.7% to 5.6% in these markets. Additionally, the nature of the competition in these markets is very similar to Rockland County, with competitors primarily comprised of a mix of community banking institutions and regional and superregional bank holding companies.

         The conversion proceeds will enhance the Bank's competitiveness by providing increased operating flexibility and ability to grow and leverage. Additionally, the acquisition of ENB will enhance the Bank's ability to service the Orange County market and will provide a market entree to Sullivan and Ulster Counties. Given the limited growth the Bank has achieved in Rockland County in recent years, the Bank expects the majority of its future growth to be realized in Orange, Sullivan and Ulster Counties.

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Page 2.11




                                "TABLE OMITTED"

RP Financial, LC.
Page 3.1


                            III. PEER GROUP ANALYSIS



         This chapter presents an analysis of the Company's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Company is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, profitability, credit risk, interest rate risk, and other characteristics can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for key differences between the Company and the Peer Group, will then be used as a basis for the valuation of the Company's to-be-issued common stock. Our comparative analysis of the Company and the Peer Group takes into consideration the pro forma impact of the acquisition of ENB, based on information set forth in the prospectus.


Peer Group Selection
--------------------

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus their stock prices may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition and mutual holding companies since their pricing ratios are subject to unusual distortion. We have also limited the inclusion of thrifts that recently converted pursuant to a standard conversion structure if a full year of proceeds reinvestment has not been reflected in the reported financial statements and since there has been limited trading history. At the same time, we have included thrifts that have recently completed second step conversions, provided that there was an established market for their stock, as the reinvestment earnings had a more limited impact on pro forma earnings, particularly if such thrifts maintained other similar characteristics to the Company. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP Financial, LC.
Page 3.2


         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 230 publicly-traded thrift institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such differences. Since the Company will be a full-converted public company upon completion of the offering, we considered only full-converted public companies to be viable candidates for inclusion in the Peer Group and excluded those operating in mutual holding company form. From the universe of publicly-traded thrifts, we selected 11 institutions with characteristics similar to those of the Company subject to the criteria noted above. In order to assemble a Peer Group with at least 10 members, it was necessary to select thrifts outside the Company's region. Thus, we applied two "screens" to the universe of all public thrifts:

         o Screen #1. Mid-Atlantic thrift institutions with assets between $800 million and $6 billion and equity-to-assets ratios of at least 7.0% and return on equity ratios of less than 15%. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in the Mid-Atlantic region with total assets ranging between $800 million and $6 billion (three of which were subject to acquisition). Nine thrifts meeting our selection criteria were included in the Peer Group: Waypoint Financial Corp., First Niagara Financial Group, Hudson River Bancorp, First Sentinel Bancorp, OceanFirst Financial Corp., Flushing Financial Corp., ESB Financial Corp., Sound Federal Bancorp and Warwick Community Bancorp. While there were six smaller Mid-Atlantic-based thrifts with assets in the range of $0.8 to $1.0 billion, we only selected the two that operated in the Company's general market area - Sound Federal Bancorp and Warwick Community Bancorp. The other four smaller thrifts were headquartered in Pennsylvania, one of which has experienced significant operating losses. Provident Financial Services of New Jersey was not included in the Peer Group due to its full stock conversion in January 2003. Troy Financial Corp. was excluded owing to its recently announced acquisition by First Niagara Financial Group. We considered First Niagara to be an ideal member of the Peer Group due to the cash and stock acquisition simultaneous with its second step conversion and its New York location.

RP Financial, LC.
Page 3.3


         o Screen #2. Thrift institutions based in New England with assets between $1 billion and $6 billion, equity-to-assets ratios of at least 7.0% and return on equity ratios of less than 15%. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded thrifts based in the New England region with total assets ranging between $1 billion and $6 billion (two of which were subject to acquisition). Five companies met our selection criteria in this regard, and two were included in the Peer Group: MassBank Corp., and Seacoast Financial Services, both in Massachusetts. Brookline Bancorp was excluded owing to its extraordinary high equity/assets ratio (43.48%) while Berkshire Hills Bancorp and FirstFed America Bancorp were excluded from the Peer Group based on their relatively weak core profitability (-0.10% and 0.01% of average assets, respectively, for the most recent 12 month period).


         Table 3.1 shows the general characteristics of each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and the Company, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of the Company's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

         A summary description of the key characteristics of each of the Peer Group companies is detailed below.

         o Waypoint Financial Corp. of PA. Waypoint Financial is a $5.6 billion thrift operating through 58 branch offices in Pennsylvania and Maryland. Waypoint Financial maintains a high level of investments and borrowings, attributable to a wholesale leveraging strategy. The wholesale leveraging has resulted in a relatively thin net interest margin and moderate profitability as measured by the return on average assets. Notwithstanding the high level of investment securities with limited credit risk exposure, NPAs and overall reserve coverage is comparable to the Peer Group average. Waypoint Financial's comparability to the Company is enhanced by the fact that it completed a simultaneous acquisition and second step conversion in October 2000.

         o Seacoast Financial Services Corporation of MA. Seacoast Financial is a $4.5 billion institution operating through 42 offices in southeastern Massachusetts. Seacoast Financial Services maintains higher loan balances than the Peer Group overall, and has diversified into commercial business lending to a greater extent than any other Peer Group institution. Earnings reflect the higher yields generated through the loan portfolio but operating expenses are higher as well such that ROA falls modestly below

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                                "TABLE OMITTED"

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Page 3.5


              the Peer Group average. Asset quality is slightly less favorable than the other Peer Group members, both in terms of the level of NPAs as a percent of assets and the reserve coverage ratios. Seacoast Financial completed a large acquisition concurrent with the completion of its conversion offering which was completed in November 1998.

         o First Niagara Financial Group of NY. First Niagara maintains $3.6 billion in total assets and operates through a total of 38 branches in western New York. First Niagara completed its second step conversion transaction in January 2003 and simultaneously completed a cash and stock acquisition of a stock thrift. First Niagara's capital is the highest of any of the Peer Group companies reflecting the recent completion of its capital raising conversion transaction. First Niagara's earnings prominently reflect the high level of non-interest fee income generated through the sale of insurance and other non-traditional products through various subsidiaries. In terms of asset quality, First Niagara's NPAs approximate the Peer Group average while the reserve coverage ratios are lower.

         o Hudson River Bancorp of NY. Hudson River Bancorp is a $2.5 billion thrift operating through 52 branches in the eastern and central portions of New York State. Hudson River Bancorp's balance sheet is broadly similar to the Peer Group's in terms of the level of loans, investments and overall funding structure. The loan portfolio composition is also broadly similar to the Peer Group except that a greater portion of Hudson River Bancorp's residential mortgage assets are invested in whole loans versus securities. Earnings exceed the Peer Group average reflecting a strong net interest margin and comparatively high levels of non-interest fee income. Asset quality is generally less favorable than the Peer Group averages, both in terms of the level of NPAs as a percent of assets and the reserve coverage ratios.

         o First Sentinel Bancorp of NJ. First Sentinel is a $2.3 billion asset thrift operating through 23 branch offices in northern and central New Jersey. First Sentinel's balance sheet is characterized by a high level of wholesale investments in comparison to the Peer Group average, while the ratios of deposits and borrowed funds to assets was more comparable to the Peer Group average. ROA exceeded the Peer Group average, primarily reflecting a very low operating expense ratio, which was partially offset by a comparatively thin net interest margin and limited non-interest operating income. First Sentinel is primarily a residential lender and asset quality ratios are favorable in comparison to the Peer Group averages.

         o Flushing Financial Corp. of NY. Flushing Financial maintains $1.9 billion in total assets and operates through a total of 10 branches located in New York City. Flushing Financial's loan portfolio reflects significant diversification into higher

RP Financial, LC.
Page 3.6


              risk-weight real estate lending, particularly multifamily lending. Flushing Financial's relatively strong profitability reflects a strong net interest margin and a slightly favorable operating expense ratio, which are partially offset by comparatively modest levels of non-interest income. Flushing Financial's asset quality is relatively favorable in comparison to the Peer Group.

         o OceanFirst Financial Corp of NJ. OceanFirst Financial is a $1.7 billion thrift operating through 16 branch offices in central and southern New Jersey. The balance sheet reflects a higher ratio of loans in comparison to the Peer Group average while the relative levels of deposits and borrowings were more similar to the Peer Group average. Portfolio lending operations reflect comparatively higher levels of residential lending and modest levels of commercial and consumer lending. The relatively strong ROA is attributable to a comparatively large net interest margin (due to the higher ratio of loans in relation to total IEA) and notwithstanding the less favorable levels of non-interest income and expense. NPAs are lower than the Peer Group average while the reserve coverage in relation to total loans is also lower (reserves in relation to NPAs is higher)

         o ESB Financial Corp. of PA. ESB Financial, with an asset base of $1.3 billion, operates through a network of 17 branches offices in western Pennsylvania. ESB Financial maintains a high level of investments and borrowings, attributable to a wholesale leveraging strategy, which has resulted in a relatively thin net interest margin and moderate profitability. Notwithstanding the relatively low ratio of loans-to-assets, the ratio of NPAs to assets is similar to the Peer Group while reserve coverage in relation to NPAs are lower than the Peer Group average.

         o MassBank Corp. of MA. MassBank Corp. operates through a total of 15 offices in the Boston metropolitan area and reported approximately $1.0 billion of total assets. Cash and investments comprise the largest segment of MassBank Corp.'s asset base in contrast to the Peer Group whose assets were primarily comprised of loans. Conversely, MassBank Corp.'s IBL were comprised solely of deposits. Earnings were modestly below the Peer Group average as a favorable operating expense ratio was offset by a thin net interest margin. Asset quality ratios were generally more favorable relative to the Peer Group average, both in terms of the level of NPAs as a percent of assets and the reserve coverage ratios.

         o Sound Federal Bancorp of NY. Sound Federal Bancorp was selected for inclusion in the Peer Group, notwithstanding its smaller asset size and branch network relative to the Company ($836 million of total assets and eight branch offices), owing to its market presence in Rockland and Westchester Counties, New York, which overlap, or are contiguous to, the Company's markets. The

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RP Financial, LC.
Page 3.7


              similarity of the respective markets for Sound Federal Bancorp and the Company enhances their comparability from a valuation perspective.

              The balance sheet reflects a lower ratio of loans in comparison to the Peer Group average funded primarily with deposits. Portfolio lending operations reflect comparatively higher levels of residential lending and modest levels of commercial and consumer lending. The relatively strong ROA is attributable to a comparatively large net interest margin (due to the higher ratio of loans in relation to total IEA) and low operating expenses, the benefits of which are partially offset by more limited levels of fee income. NPAs are lower than the Peer Group average while the reserve coverage ratio is also modestly lower.

         o Warwick Community Bancorp of NY. Warwick Community was selected for inclusion in the Peer Group, notwithstanding its smaller asset size and branch network relative to the Company ($836 million of total assets and eight branch offices), owing to its market overlap with the Company in Orange County. The similarity of the respective markets for Warwick Community and the Company enhances their comparability from a valuation perspective.

              Warwick Community's balance sheet has a broadly similar composition relative to the Peer Group with loans and deposits falling slightly short of the Peer Group average and investments and borrowings slightly exceeding the Peer Group average. The loan portfolio composition is also broadly similar to the Peer Group. Earnings are above the Peer Group average reflecting the benefit of Warwick Community's comparatively stronger net interest margin and high level of fee income. The NPA/assets ratio approximates the Peer Group average but reserves as a percent of NPAs are below the comparable coverage ratio for the Peer Group.


         In aggregate, the Peer Group companies maintain a comparable level of capital relative to the industry average (10.57% of assets versus 10.55% for all public thrifts), generate moderately higher profitability as a percent of average assets (0.99% versus 0.89% for all public thrifts), and generate a higher return on equity (10.41% ROE versus 9.30% for all public companies). Overall, the Peer Group's average price/book ("P/B") ratio and price/earnings ("P/E") multiple indicate a modest premium relative to the pricing of all publicly-traded thrifts.

RP Financial, LC.
Page 3.8


                                                        All
                                                  Publicly-Traded     Peer Group
                                                  ---------------     ----------

         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                  $2,351          $2,374
         Market capitalization ($Mil)                     $353            $405
         Equity/assets (%)                               10.55%          10.57%
         Return on average assets (%)                     0.89%           0.99%
         Return on average equity (%)                     9.30%          10.41%

         Pricing Ratios (Averages)(1)
         ----------------------------
         Price/earnings (x)                              15.87x          17.67x
         Price/book (%)                                 150.57%         173.43%
         Price/assets (%)                                15.74%          17.78%

         (1) Based on market prices as of August 29, 2003.


         Ideally, the Peer Group companies would be comparable to the Company in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to the Company, as will be highlighted in the following comparative analysis. The financial data presented for the Company includes the estimated pro forma impact of the acquisition of ENB (but not the conversion offering impact). The key distinctions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

         Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group (reflecting the most recent publicly-available data). The Company's ratios have been adjusted to reflect the pro forma impact of the ENB acquisition, before factoring in the proceeds to be realized from the second step offering. The Company's net worth ratio of 10.4% assets approximated the Peer Group's ratio of 10.6%. However, the Company's pro forma tangible net worth ratio of 5.9% was lower than the Peer Group's ratio of 9.5%, as intangible assets represented a more significant pro forma balance sheet item for the Company (4.5% of assets versus 1.1% for the Peer Group). The estimated intangible assets created by the acquisition of ENB account for the majority of the Company's pro forma intangible assets balance, with the remainder resulting

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Page 3.9




                                "TABLE OMITTED"

RP Financial, LC.
Page 3.10


from the NBF acquisition. The Company's pro forma tangible capital position will increase with the addition of the stock proceeds to a level in excess of the Peer Group's tangible capital ratio. The Peer Group's capital ratios reflected surpluses over the regulatory capital requirements and all are well-capitalized. Similarly, on a pro forma basis the Company is expected to be well-capitalized, as the offering proceeds will more than offset the capital impact of the intangibles created in the ENB acquisition.

         In terms of IEA composition, loans comprised a comparatively larger pro forma portion of assets; specifically, the Company's loans-to-assets ratio of 60.5% exceeds the Peer Group ratio of 54.4%. Accordingly, the Company's cash and investments ratio of 32.2% of assets fell modestly below the Peer Group ratio of 41.4%. Overall, the Company's IEA amounted to 92.7% of assets (including the ENB acquisition), which fell below the Peer Group's ratio of 95.8%, primarily reflecting the Company's larger intangible assets balance.

         The Company's funding composition on a pro forma basis reflects lower use of borrowings. Specifically, the Company's deposits equaled 79.6% of assets on a pro forma basis, which was above the Peer Group average of 64.3%. Conversely, borrowings were utilized by the Company to a lesser degree than the Peer Group, as indicated by borrowings-to-assets ratios of 8.0% and 22.8%, respectively. Total IBL maintained by the Company and the Peer Group, as a percent of assets, equaled 87.6% and 87.1%, respectively. Accounting for the conversion proceeds, the Company's ratio should improve.

         A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. The Peer Group's IEA/IBL ratio is stronger than the Company's pro forma ratio, based on respective ratios of 105.8% and 110.0%; however, the additional capital realized from stock proceeds should eliminate such disadvantage.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items for the most recent 12 months, with the Company's growth rates incorporating the pro forma impact of the purchase accounting acquisition of ENB. Accordingly, the Company's pro forma asset growth rate exceeds the Peer Group's average. Absent the acquisition, however, the Company's asset growth of 7.1% falls below the Peer Group's 10.3% growth rate (Note: certain of the Peer Group companies also completed transactions that supported their growth rates,

RP Financial, LC.
Page 3.11


such as First Niagara's second step conversion and simultaneous acquisition). The Peer Group's asset growth was largely realized through growth in cash and investments as loan balances showed limited growth. Comparatively, the balance of loans and securities both increased for the Company, even before factoring in the impact of the ENB acquisition. On a pro forma basis, the Company will be seeking to continue to expand loans and assets, a growth objective that should be aided by the ENB acquisition coupled with the increased equity from the second step conversion.

         The pro forma impact of the ENB acquisition also translates into higher comparative growth rates for deposit, borrowing and net worth. The Company's 46.3% pro forma deposit growth rate was realized substantially through acquisition-related growth, as pre-acquisition growth exceeded 9%. Similarly, the Peer Group's deposits increased 8.7%. While the Company's borrowings growth approximated 3.2%, the Peer Group's borrowings declined 5.2% for the last 12 months. The Peer Group's slightly negative equity growth rate reflects the impact of dividend payments and stock repurchases that more than offset earnings for the period. Comparatively, the Company's significantly higher pro forma capital growth reflects more limited dividends (since the MHC waived receipt of dividends), the issuance of stock for the acquisition of ENB net of payments for the cash portion of the consideration and lower stock repurchases. Following the conversion, the Company's capital growth rate will be constrained by dividend payments to all shareholders as well as the increased pro forma level of capital.


Income and Expense Components
-----------------------------

         Table 3.3 displays comparable statements of operations for the Company and the Peer Group based on earnings for the 12 months ended June 30, 2003. The Company's earnings have been adjusted to reflect the pro forma impact of the ENB acquisition, including the estimated purchase accounting adjustments. For the period shown in Table 3.3, the Company and the Peer Group reported net income to average assets ratios of 0.95% and 0.99%, respectively. The Company's slightly lower return is primarily attributable to its comparatively higher operating expense ratio, which was substantially offset by its comparatively stronger level of net interest income and non-interest income. While loss provisions were relatively comparable, the Company's net gains on sale were more than double the Peer Group's net gains. On a pro forma basis, the proceeds reinvestment benefit

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Page 3.12




                                "TABLE OMITTED"

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Page 3.13


potential merger synergies may favorably influence earnings while the cost of new stock benefit plan purchases will be largely offsetting.

         The Company's profitability is supported by a relatively strong pro forma net interest income ratio, as a result of its comparatively stronger asset yields and more favorable cost of funds. Specifically, the net interest income ratios to average assets for the Company and the Peer Group were 4.34% and 2.95%, respectively. The Company's higher interest income ratio (5.54% of average assets for the pro forma Company versus 5.42% for the Peer Group) reflects greater loan diversification and a higher proportion of loans/assets. The Company's lower interest expense ratio (1.20% pro forma versus 2.47% for the Peer Group) is primarily reflective of a more favorable funding structure including its higher reliance on deposits and higher concentration of core deposits. The Company's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Company.

         The net interest income advantage relative to the Peer Group is partially offset by the Company's higher pro forma operating expenses (before incorporating potential merger synergies and the cost of new stock benefit plans). Specifically, the Company's and the Peer Group's operating expense to average assets ratios approximated 3.43% and 1.87%, respectively, before the amortization of intangible assets. On a pro forma basis, the Company's intangible assets amortization of 0.11% of assets far exceeds the Peer Group average of 0.02%, reflecting the CDI amortization for the NBF and ENB acquisitions. As discussed in Section I, the Company's operating expense ratio is relatively high in comparison to industry averages due to: (1) the higher proportion of transaction accounts; (2) higher infrastructure investments to increase its competitive profile; and (3) the Company's high customer service orientation. The Company's operating expenses are expected to increase in the future as a result of the costs of the additional stock benefit plan purchases. Potential merger synergies may reduce the operating expense ratio over time, although additional investment in the ENB branches and delivery system and other merger integration costs may limit the near term benefit.

         Sources of non-interest operating income were a higher contributor to the Company's profitability in comparison to the Peer Group at 0.61% and 0.47% of average assets, respectively, largely due to the Company's higher core deposit base and the related fee income. In contrast, the Peer Group funds

RP Financial, LC.
Page 3.14


operations with a higher level of borrowings which do not provide non-interest income or cross-selling opportunities of other fee-based products and services.

         The Company's efficiency ratio (operating expenses before intangibles amortization, as a percent of the sum of non-interest operating income and net interest income) of 69.3% compares less favorably to the Peer Group's efficiency ratio of 54.7%. While synergies and the conversion proceeds benefit may improve the Company's efficiency ratio, in the near term the Peer Group is expected to maintain the advantage.

         Loan loss provisions had a comparable impact on the Company's and the Peer Group's earnings, amounting to 0.11% and 0.10% of average assets, respectively. Overall, the level of loan loss provisions established by the Company and the Peer Group was reflective of the maintenance of generally favorable credit quality measures by the Company and the Peer Group.

         Net gains provided a higher contribution to the Company's profitability than to the Peer Group's profitability, at 0.19% and 0.09% of average assets, respectively. Typically, gains and losses generated from the sale of assets are highly volatile and frequently are non-recurring, thus, they are substantially discounted in the core earnings evaluation. In the case of the Company, the gains were in part derived through selling investments and loans, which were partially offset by one-time merger integration incurred as a result of the NBF acquisition. Likewise, the gains recorded by the Peer Group primarily consisted of gains derived from the sale of fixed rate loans into the secondary market.

         The Company's effective tax rate for the last 12 months of 35.77% is similar to the Peer Group average of 35.22%. The Company expects that its effective tax rate will continue to approximate the recent historical level in the upcoming fiscal year.


Loan Composition
----------------

         Table 3.4 presents data related to comparative loan portfolio composition, as well as data pertaining to investments in MBS, loans serviced for other and risk-weighted assets based on the most recent data. The Company's ratios include the pro forma impact of the ENB acquisition.

         The Company's loan composition reflects a slightly higher credit risk profile, but this also produces a higher comparatively yield relative to the Peer Group. In this regard, loans secured by commercial and multi-family

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RP Financial, LC.
Page 3.15




                                "TABLE OMITTED"

RP Financial, LC.
Page 3.16


mortgage loans totaled 18.90% of assets for the Company versus 11.94% for the Peer Group. Likewise, C&I loans and consumer loans totaled 5.82% of assets and 7.58% of assets, respectively, for the Company, versus 3.64% of assets and 2.76% of assets, respectively, for the Peer Group on average. Conversely, the Peer Group maintains a higher concentration of 1-4 family mortgage assets as MBS and 1-4 family mortgage loans amounted to 55.86% of assets for the Peer Group versus 40.22% for the Company. As a result of the foregoing, the Company maintains a higher ratio of risk-weighted assets to total assets in comparison to the Peer Group, at 60.25% and 52.03%, respectively.


Credit Risk
-----------

         Overall, credit quality measures for both were considered to demonstrate limited credit risk exposure today. The Company's ratios include the pro forma impact of the ENB acquisition. As shown in Table 3.5, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was higher than the comparable Peer Group ratio (0.41% versus 0.27% for the Peer Group). Likewise, the Company's non-performing loans-to-loans ratio was higher than the Peer Group's ratio (0.67% versus 0.41% for the Peer Group). Loss reserves in relation to total loans was higher for the Company (1.53% versus 1.11% for the Peer Group), but the Company's reserve coverage ratio fell short of the Peer Group average in relation to NPAs (227.80% for the Company versus 339.51% for the Peer Group). Net loan charge-offs were relatively small for both the Company and the Peer Group the last 12 months, equaling 0.03% and 0.07% of their respective average loan balances.


Interest Rate Risk
------------------

         Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. The Company's ratios for "Balance Sheet Measures" reflect the pro forma impact of the ENB acquisition. The "Quarterly Change In Net Interest Income" figures reflect the Company's and ENB's measures on a stand alone basis, due to the absence of data for the merged entity and such figures are considered to be more indicative of the Company's and ENB's interest rate risk policies than the merged figures on a historical basis.

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Page 3.17




                                "TABLE OMITTED"

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Page 3.18




                                "TABLE OMITTED"

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Page 3.19


         In terms of balance sheet composition, the Company's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, the Company's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. Likewise, the Peer Group's lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate interest income. On a pro forma basis, the infusion of stock proceeds should serve to narrow the gap between the Company's and the Peer Group's ratios.

         To analyze interest rate risk associated with the net interest income ratio, we reviewed quarterly changes in the net interest income ratio for the Company, ENB and the Peer Group. In general, the relative fluctuations in the Company's and ENB's ratios implied there was a relatively comparable degree of interest rate risk associated with their net interest income, based on the similarity of trends with respect to their net interest margins. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of the Company's assets.


Summary
-------

         Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 4.1


                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis and methodology used to determine the Company's estimated pro forma market value of the common stock to be issued in conjunction with the conversion transaction. The valuation incorporates the appraisal methodology promulgated by the OTS. In this regard, this section determines the valuation adjustments based on the fundamental analysis of both the Company and the Peer Group in the prior section and, utilizing the market value approach, applies such adjustments in the determination of the Company's pro forma market value based on the market pricing characteristics of the Peer Group.


Appraisal Guidelines
--------------------

         The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP Financial Approach to the Valuation
--------------------------------------

         The valuation analysis herein complies with such regulatory appraisal guidelines, i.e., the pro forma market value approach. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally,

RP Financial, LC.
Page 4.2


the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that such analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Company's and ENB's operations and financial condition; (2) monitor the Company's and ENB's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company's value, or the Company's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group, incorporating the ENB acquisition, and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company on a

RP Financial, LC.
Page 4.3


pro forma basis relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.


1.       Financial Condition
         -------------------

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in financial strength are noted as follows:

               o Balance Sheet Composition. While both the Company and the Peer Group actively engage in mortgage lending, the Company has a higher commercial loan mix, which produces higher asset yields. Furthermore, the Company has greater deposit funding and a higher core deposit mix, which results in lower funding costs and higher fee income generation. As a result, the Company has higher balance sheet earnings power than the Peer Group, as evidenced by its higher pro forma net interest income ratio. Overall, as a percent of assets, the Company maintained a lower IEA level and a higher IBL level relative to the Peer Group, which resulted in a lower comparative IEA/IBL ratio. The infusion of stock proceeds should serve to eliminate the Company's disadvantage, although the Company will maintain a higher level of intangible assets.

               o Credit Quality. The Company's credit risk profile is comparatively higher as indicated by its higher proportion of loans to total assets, greater diversification into higher risk lending, the larger size of commercial loans, the modestly higher level of NPAs and the lower reserve coverage ratio. At the same time, the Company has higher reserves in relation to total loans.

               o Balance Sheet Liquidity. The Company currently maintains a lower level of cash, investments and MBS. Like the Peer Group, the majority of the Company's investments are designated AFS. The infusion of the stock proceeds will initially increase the Company's level of liquid assets pending investment into loans and other longer-term investments. The Company appears to have greater current borrowings capacity than the Peer Group due to the smaller balance of borrowed funds.

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RP Financial, LC.
Page 4.4


               o Equity Capital. While the Company maintains a comparable pre-conversion GAAP capital ratio as the Peer Group, on a tangible capital basis the Company's pre-conversion capital ratio is comparatively lower due to the intangible assets resulting from the ENB acquisition. After factoring in stock proceeds, the Company's tangible capital position disadvantage should be eliminated. The Company's potentially higher pro forma tangible capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and greater capacity to absorb unanticipated losses in relation to the Peer Group.


         On balance, we believe a slight upward adjustment is warranted relative to the Peer Group for financial condition.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. In making this comparison, the Company's pre-conversion financial data is examined on a pro forma basis including the ENB acquisition - while there are potential merger synergies to be realized over time, they have not been fully quantified to date. The major factors considered in the valuation are described below.

               o Reported Earnings. The Company's pro forma profitability is lower than the Peer Group for the most recent 12 months. Higher operating costs and the CDI amortization expense were the primary factors impacting the Company's lower ratio, the impact of which was partially offset by its comparatively stronger net interest income, non-interest fee income and net non-operating gains ratios. Reinvestment of conversion proceeds into interest-earning assets will serve to increase the Company's earnings, as will potential merger synergies. At the same time, the Company will incur certain one-time expenses pursuant to the completion of the conversion and acquisition. Such expenses are estimated to total $720,000 in the first year following the completion of the conversion and acquisition.

               o Core Earnings. On a core basis, adjusting for non-operating items for both, the Company's profitability disadvantage relative to the Peer Group is further widened.

               o Interest Rate Risk. Quarterly changes in the Company's net interest income ratio to average assets indicate a similar degree of volatility relative to the Peer Group. Other

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RP Financial, LC.
Page 4.5


                    measures, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets, were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should largely eliminate the current advantages indicated for the Peer Group's ratios.

               o Credit Risk. While loan loss provisions and net chargeoffs were comparable for the most recent 12 months, other factors suggest the Company has greater credit risk exposure, including a higher proportion of assets in loans, greater diversification into higher risk lending, the typically larger size of commercial loans, the higher level of NPAs and lower reserve coverage.

               o Earnings Growth Potential. Two primary factors were considered in concluding that the Company has comparatively greater earnings growth potential. First, earnings growth facilitated by acquisition was considered to be more favorable for the Company particularly if anticipated merger synergies are realized and it can effectively expand relationship banking with ENB's customers. Second, following the infusion of stock proceeds, the Company's higher tangible equity ratio provides it with greater earnings growth potential with respect to the leverage capacity.

               o Return on Equity. The Company's pro forma return on equity will be below the comparable averages for the Peer Group and the industry, owing to the Company's higher pro forma capital position and lower pro forma core profitability. The Company's ROE may benefit to the extent that anticipated post-acquisition operating synergies can be realized, although this will take some time to realize.


         The Company's lower pro forma core profitability, pro forma ROE and higher credit risk exposure are partially offset by the Company's favorable earnings growth potential. Overall, in comparison to the Peer Group, we concluded with a moderate downward valuation adjustment for profitability, growth and viability of earnings.


3.       Asset Growth
         ------------

         As the result of the ENB acquisition, greater pro forma tangible equity and less borrowings utilization, the Company's asset growth potential appears to be more favorable than for the Peer Group. However, without the ENB acquisition, the Company's annual asset growth fell short of the Peer Group's annual growth. The acquisition of ENB is also viewed as enhancing the Company's growth potential, in view of the larger platform, expanded geographic coverage and

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RP Financial, LC.
Page 4.6


enhanced cross-sell opportunities. On balance, we believe a slight upward adjustment was warranted for this factor.


4.       Primary Market Area
         -------------------

         The general condition of a financial institution's market area has impact on market value, as profitable growth is in part dependent upon opportunities for profitable activities in the local market area. Operating in the southern New York, the Company faces significant competition for loans and deposits from a large number financial institutions, which provide a broader array of services and have significantly larger branch networks and greater resources. The depth and breadth of the Company's competition is increased by the proximity of the Company's market to New York, where a large number of regional, superregional and money center banks are headquartered. Demographic and economic trends and characteristics in the Company's primary market area are compared to the primary market areas served by the Peer Group companies in Table
4.1. While the Company's market is somewhat smaller, it is realizing faster population growth, and household income levels are higher in comparison to the average of the Peer Group's markets. The Company's share of the deposit market falls within the range exhibited by the Peer Group median and average. The unemployment rate prevailing in the Company's primary market is favorable relative to the Peer Group's average and median.

         On balance, we concluded that no adjustment was warranted for the Company's primary market area.


5.       Dividends
         ---------

         The Company has indicated its intention to continue to pay a quarterly cash dividend. At this time, the Company has indicated that the annual dividend payment will approximate $0.20 per share at the midpoint of the valuation range, which would provide for a yield of 2.0% based on the $10.00 per share initial offering price. As set forth in the prospectus, the indicated annual dividend would range from $0.23 per share at the minimum of the valuation range to $0.15 per share at the supermaximum of the valuation range. The Company's anticipated payout ratio at the midpoint would approximate 42.4% on a pro forma basis. Future declarations of dividends will be determined by the Board of Directors reflecting a number of factors, including investment opportunities, growth

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Page 4.7




                                "TABLE OMITTED"

RP Financial, LC.
Page 4.8


objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         All 11 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.28% to 3.09%. The average dividend yield on the stocks of the Peer Group institutions was 2.25% as of August 29, 2003, representing an average core earnings payout ratio of 43%. As of August 29, 2003, approximately 90% of all full stock publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.22% and an average payout ratio of 36.6%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

         The Company's indicated dividend provides for a yield that is modestly below the Peer Group's average dividend yield. However, the Company's dividend capacity will be enhanced by its stronger pro forma capitalization and earnings growth potential. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $133.7 million to $1.1 billion as of August 29, 2003, with an average market value of $404.8 million. The shares issued and outstanding to the public of the Peer Group members ranged from approximately 4.4 million to 70.8 million, with average shares outstanding of approximately 21.2 million. The Company's pro forma market value and shares outstanding are expected to be within the range exhibited by the Peer Group companies, with the market capitalization falling below the Peer Group average and the number of shares outstanding equaling or modestly exceeding the Peer Group average.

RP Financial, LC.
Page 4.9


         Overall, we anticipate that the Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.


7.       Marketing of the Issue
         ----------------------

         We believe that four separate markets need to be considered for thrift stocks in evaluating the potential reception for the Company's pending second step conversion offering: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;
(3) the thrift acquisition market for thrift franchises in New York; and (4) the market for the public stock of the Company. All of these markets were considered in the valuation of the Company's to-be-issued stock.

         A.       The Public Market
                  -----------------

                  The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.
Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                  In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year.

                  The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and a growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years

RP Financial, LC.
Page 4.10


in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

                  The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

                  Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

                  Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into

RP Financial, LC.
Page 4.11


early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the Dow Jones Industrial Average ("DJIA") moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. Following three months of gains, stocks eased lower at the close of the second quarter largely on profit taking.

                  The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ Composite Index posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Throughout late July and early August, the stock market reacted to continued uncertainty about the strength of the economic recovery, the potential for ongoing military action in Iraq, and increasingly larger projected federal budget deficits. Overall, the market trended upward largely on the strength of favorable corporate earnings and employment reports. As an indication of the general trends in the nation's stock markets over the past year, as of August 29, 2003, the DJIA closed at 9415.82, an increase of 8.68% from one year earlier, while the NASDAQ stood at 1810.45, an increase of 37.69% over the same time period. The Standard & Poors 500 Index closed at 1008.01 on August 29, 2003, an increase of 10.04% from a year ago.

                  The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have outperformed the broader market. Thrifts experienced selling pressure at the beginning of the third quarter of 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift

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RP Financial, LC.
Page 4.12


issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp. had a negative ripple effect throughout the thrift sector in mid-September 2002, particularly the large-cap issues. Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets. Third quarter earnings warnings by some of the large banks contributed to a decline in thrift stocks at the beginning of the fourth quarter. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector.

                  The gains recorded in thrift issues in October were sustained into-early November 2002, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in short-term interest rates. However, thrift issues recovered in late-November, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

                  Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stocks continued to be supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter,

RP Financial, LC.
Page 4.13


exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

                  Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May, largely on the basis of recent deal activity in the thrift sector and some favorable economic data.

                  In June 2003, Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader market. Profit taking and growing speculation of a rate cut by the Federal Reserve pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation following New York Community Bancorp's announced acquisition of Roslyn Bancorp. The rally in the broader stock market combined with acquisition speculation in certain regional markets served to boost thrift issues higher in July and into August. On August 29, 2003, the SNL Index for all publicly-traded thrifts closed at 1315.9, an increase of 17.65% from one year ago.

         B.       The New Issue Market
                  --------------------

                  In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between

RP Financial, LC.
Page 4.14


pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

                  Thrift offerings completed in 2003 have generally been well received. As shown in Table 4.2, there have been four standard conversion offerings have been completed during 2003 and no mutual holding company offerings have been completed. The four standard conversion offerings have been completed at an average price/tangible book value ratio 67.6% and a price/earnings multiple of 50.2 times (multiples for two of the companies were not meaningful).

                  There have been five second step conversions of mutual holding companies completed since the beginning of 2003. The average pro forma price/tangible book and price/core earnings ratios of the five second step offerings at closing equaled 100.7% and 17.7 times, respectively. The most comparable transaction to the Company's forthcoming offering involved First Niagara Financial ($3.3 billion in assets) and which simultaneously acquired another financial institution as part of its second step transaction. In this regard, First Niagara completed its second step conversion offering at a pro forma pricing ratio equal to 124.8% of book value and 19.5 times earnings. The aftermarket performance of the second step offerings completed recently has been relatively consistent, with the five completed transactions trading up moderately in the aftermarket, in a range of 7% to 25% after the first week of trading, and 14% on average. First Niagara's aftermarket price performance was in line with the average for all second step conversion transactions.

                  In general, second step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Moreover, the second step conversion coupled with a simultaneous acquisition (such as First Niagara's

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Page 4.15




                                "TABLE OMITTED"

RP Financial, LC.
Page 4.16


second step conversion) adds an additional element of leverage which can enhance the post-conversion returns, which will be reflected in the Company's pro forma pricing ratios.

                  Exhibit IV-4 presents historical offering data for second step conversions, illustrating the historical trends and characteristics of second step offerings.

         C.       The Acquisition Market
                  ----------------------

                  Also considered in the valuation was the potential impact on the Company's stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-5, there were nine thrift acquisitions of New York-based savings institutions completed or announced between the beginning of 2001 through year-to-date 2003. The recent acquisition activity involving New York thrifts may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies which operate in markets that have experienced a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence the Company's trading price.

         D.       Trading in the Company's Stock
                  ------------------------------

                  Since the Company's minority stock currently trades under the symbol "PBCP" on the NASDAQ national market system, RP Financial also considered the recent trading activity in the valuation analysis. The Company had a total of 7,953,075 shares issued and outstanding at June 30, 2003, of which 3,537,075 were held by public shareholders and were traded as public securities. As of July 1, 2003, the last day which the stock traded prior to the Company's announcement of its intention to complete the second step transaction and simultaneous acquisition, the Company's closing stock price was $33.10 per share. As of August 29, 2003, the Company's closing stock price was $38.80 per share.

                  There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for

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RP Financial, LC.
Page 4.17


the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact of the conversion and simultaneous acquisition has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *


         In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall market for stocks generally as well as the thrift market, the new issue market including the new issue market for second step conversions, the acquisition market and recent trading activity in the Company's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.       Management
         ----------

         The Company's management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-6 provides summary resumes of the Company's Board of Directors and senior management. The financial characteristics of the Company suggest that it is effectively managed and there appears to be a well-defined organizational structure.

         Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.       Effect of Government Regulation and Regulatory Reform
         -----------------------------------------------------

         In summary, as a fully-converted federally-insured institution, the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Company's

RP Financial, LC.
Page 4.18


pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.


Summary of Adjustments
----------------------

         Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should be discounted relative to the Peer Group as follows:

         Key Valuation Parameters:                                   Valuation Adjustment
         ------------------------                                    --------------------
         Financial Condition                                         Slight Upward
         Profitability, Growth and Viability of Earnings             Moderate Downward
         Asset Growth                                                Slight Upward
         Primary Market Area                                         No Adjustment
         Dividends                                                   No Adjustment
         Liquidity of the Shares                                     No Adjustment
         Marketing of the Issue                                      No Adjustment
         Management                                                  No Adjustment
         Effect of Government Regulations and Regulatory Reform      No Adjustment

Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company's prospectus for reinvestment rate, the effective tax rate, offering expenses, stock benefit plan assumptions and contribution to the Foundation (summarized in Exhibits IV-8 and IV-9). In addition, we have taken into account the estimated pro forma impact of the ENB acquisition. In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, and the recent conversions including second step conversion offerings.

         RP Financial's valuation placed an emphasis on the following:

RP Financial, LC.
Page 4.19


               o P/E Approach. The P/E approach is generally considered the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for Company and the Peer Group and resulting price/core earnings ratios.

               o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of conversion offerings, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

               o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

               o Trading of PBCP Stock. Prior to the announcement of the second step conversion and acquisition, the Company's stock closed at a price of $33.10 per share whereas the stock closed at $38.80 per share as of August 29, 2003. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date reflecting the conversion and acquisition transactions, the current trading price of PBCP appears to be speculative and has been discounted herein. We will continue to evaluate the trading price during the period prior to closing and may give more weight to the stock price in the future as an indicator of market interest. At the same time, the speculation in market price prior to closing is no substitute to the fundamental valuation methodology set forth in the valuation guidelines.


         The Company has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro

RP Financial, LC.
Page 4.20


forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed herein, RP Financial concluded that, as of August 29, 2003, the aggregate pro forma market value of the Company's conversion stock, including the $73.5 million cash and stock acquisition of ENB and the $5 million contribution to the Foundation (80% in stock and 20% in cash), was $283,903,890 at the midpoint, equal to 28,390,389 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of an 55.53% ownership interest to the public (before the contribution of newly-issued shares to the Foundation and the issuance of merger shares to ENB shareholders), resulting in a $135.0 million public offering at the midpoint value. The full range of value and components are discussed in greater detail in the following pages.

         1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base (incorporating the ENB merger). In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The valuation earnings base reflecting reported earnings for the Company, which includes the estimated pro forma earnings contribution from ENB (before synergies and additional one time merger integration costs), equaled $13.194 million for the 12 months ended June 30, 2003 (this is derived from the prospectus presentation of the pro forma earnings for the merged bank). Since this earnings base includes net non-recurring income, for purposes of the valuation, we made adjustments to develop a core earnings base for the same trailing 12 month period. Specifically, we eliminated net gains on the sale of investment securities ($2.068 million), net gains on the sale of residential mortgage loans ($744,000), and one-time merger integration costs related to the NBF acquisition that have already been recognized ($177,000). As shown below, on a tax-effected basis, incorporating the Company's marginal tax rate of 40%, the Company's core earnings were

RP Financial, LC.
Page 4.21


determined to equal $11.613 million for the 12 months ended June 30, 2003. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                                        Amount
                                                                        ------
                                                                        ($000)


         Net income(1)                                                 $13,194
         Less: Net gains on sale of securities                          (2,068)
         Less: Net gains on sale of loans                                 (744)
         Add back: Merger integration costs realized to date               177
         Add back: Net tax effect of adjustments(2)                      1,054
                                                                       -------
           Core earnings estimate                                      $11,613

         (1) Does not include any adjustment for additional one-time merger integration costs related to the ENB acquisition which are estimated to approximate $720,000 and the net impact of contribution to the Foundation in the quarter following conversion.
         (2)  Reflects 40.0% marginal tax rate.


         In determining the pro forma earnings and pricing ratios, we took into account the following: (1) purchases of stock by the ESOP equivalent to 5% of the sum of the offering shares and the shares contributed to the Foundation, the funding of such ESOP purchases through a loan from the holding company and 20 year straight line amortization of the ESOP loan; (2) purchases by the stock reward plan equivalent to 4% of the sum of the offering shares and the shares contributed to the Foundation in the aftermarket at the offering price, and five year straight line vesting; (3) a reinvestment rate equivalent to the one-year Treasury bill rate at June 30, 2003 of 1.09%; (4) a marginal tax rate of 40%;
(5) estimated conversion expenses of the offering, including fixed and variable expenses, of 2.09% (at the midpoint); and (6) a $5.0 million contribution to the Foundation, comprised of 80% stock ($4 million) and 20% cash ($1 million), which will be made immediately after the conversion closes, and which is a tax deductible expense.

         Based on these reported and estimated core earnings bases, and incorporating the impact of the pro forma assumptions discussed above, the Company's pro forma reported and core P/E multiples at the midpoint value equaled 21.68 times and 24.66 times, respectively. In comparison to the Peer Group average and median multiples for reported and core earnings as of August 29, 2003, the Company's corresponding pro forma earnings multiples at the

RP Financial, LC.
Page 4.22


midpoint of the valuation range reflect a premium in the range of 22% to 30%, as summarized below (see Table 4.3 for detail).

                                                        Price/           Price/
                                                       Reported           Core
                                                       Earnings         Earnings
                                                       --------         --------

         Provident Midpoint                              21.68x           24.66x

         Peer Group (At 8/29/03)
            Average                                      17.67x           20.14x
            Median                                       17.39x           18.91x

         Provident Midpoint Premium Relative to
            Peer Group Average                           22.69%           22.44%
            Peer Group Median                            24.67%           30.41%


         We consider it appropriate that the Company's earnings multiple reflect a comparative premium in view of the cumulative valuation adjustments and the potential merger synergies that may be realized over time.

         At the supermaximum of the valuation range, the Company's pro forma reported and core P/E multiples of 27.71 times and 31.52 times, respectively, indicate comparative premiums of 57% to 67% relative to the Peer Group.

         2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Company's pro forma book value taking into account the estimated pro forma impact of the ENB acquisition. In applying the P/B approach, we considered both reported book value and tangible book value. Total intangible assets created by the acquisition of ENB have been estimated to equal $51.6 million, which are added to the Company's existing intangible assets of $14.7 million as of June 30, 2003. Accordingly, the Company's valuation book value and tangible book value are $153.1 million and $86.9 million, respectively, which incorporates the net assets of the MHC. Based on the midpoint valuation, the Company's pro forma P/B and P/TB ratios equaled 103.68% and 136.76%, respectively. In comparison to the Peer Group average and median ratios for GAAP and tangible book value as of August 29, 2003, the Company's corresponding pro forma book value ratios at the midpoint of the valuation range reflect discounts in the range of 24% to 40%, as summarized below (see Table 4.3 for detail).

RP Financial, LC.
Page 4.23


                                                        Price/         Price/
                                                         Book         Tangible
                                                         Value       Book Value
                                                         -----       ----------

         Provident Midpoint                             103.68%        136.76%

         Peer Group (At 8/29/03)
            Average                                     173.43%        192.46%
            Median                                      154.67%        179.93%

         Provident Midpoint Discount Relative to
            Peer Group Average                           40.22%         28.94%
            Peer Group Median                            32.97%         23.99%


         We consider the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the mathematical nature of the calculation of the pro forma P/B and P/TB ratio which affects the converting institution's numerator and denominator, the Company's comparatively lower pro forma return on equity and the resulting pricing ratios under the earnings and assets approaches, including the premiums pursuant to the earnings approach.

         At the supermaximum of the valuation range, the Company's pro forma GAAP and tangible book value ratios of 115.74% and 146.81%, respectively, indicate comparative discounts of 18% to 33% relative to the Peer Group.

         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. Further, no specific adjustments have been made for the Company's higher intangible assets. At the midpoint of the valuation range, the Company's value equaled 17.89% of pro forma assets. Comparatively, the Peer Group companies exhibited average and median P/A ratios of 17.78% and 16.15%, respectively, which implies respective premiums being applied to the Company's pro forma P/A ratio of 0.6% and 10.8%. At the supermaximum of the range, the Company's pro

RP Financial, LC.
Page 4.24


forma P/A ratio of 22.28% indicates premiums of 25.3% and 38.0% relative to the Peer Group's average and median ratios, respectively.


Comparison to Recent Conversions and Second Step Offerings
----------------------------------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent standard conversion and second step offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent standard conversions and second step offerings are not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples may not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversions closed at a price/tangible book ratio of 67.6% (see Table 4.2), and all four reflected appreciation in aftermarket trading. In comparison, the Company's P/TB ratio at the appraised midpoint value reflects a substantial premium. At the same time, it is more appropriate to compare the Company's pricing relative to other second step conversions rather than to standard conversions.

         The five most recently completed second step conversion offerings on average closed at a price/tangible book ratio of 100.7%. However, perhaps the second step conversion transaction that is most comparable to the Company is First Niagara Financial, a large New York thrift that simultaneously acquired another financial institution as part of its second step transaction in early 2003. First Niagara's second step conversion offering (incorporating the simultaneous acquisition) was completed at the midpoint of its offering range with pro forma pricing ratios equal to 124.8% of tangible book value and 19.5 times core earnings (before potential synergies). By comparison, the Company is priced at a premium at its midpoint value, with a 136.76% price/tangible book ratio and a 24.56 times price/core earnings multiple (before potential merger synergies). We believe the Company's premium relative to First Niagara is appropriate given the more dynamic nature of its market, the more significant impact of the target company to the converted thrift and the Company's more leveraged pro forma tangible equity position. At this pricing level, the Company is priced higher than any second step conversion to date.

RP Financial, LC.
Page 4.25


Valuation Conclusion
--------------------

         It is our opinion that, as of August 29, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion - including: (1) newly-issued shares representing the MHC's ownership interest in the Company; (2) exchange shares to be issued to existing public shareholders of the Company; (3) cash and newly-issued shares contributed to the Foundation; and (4) the $73.5 million cash and stock acquisition of ENB, including the 3,677,320 merger shares issued to ENB's shareholders - was $283,903,890 at the midpoint, equal to 28,390,389 shares at a per share value of $10.00.

         Based on the foregoing valuation, the corresponding range of shares and values are as follows:

                          2nd Step                                            Shares
                          Offering         Exchange           Merger       Contributed to        Total
                           Shares          Shares(1)         Shares(2)      Foundation(3)        Shares
                           ------          ---------         ---------      -------------        ------
Shares
------
Supermaximum              17,853,750       14,300,284         3,677,320          400,000        36,231,354
Maximum                   15,525,000       12,435,029         3,677,320          400,000        32,037,349
Midpoint                  13,500,000       10,813,069         3,677,320          400,000        28,390,389
Minimum                   11,475,000        9,191,109         3,677,320          400,000        24,743,429
Minimum, As Adj.(4)        7,797,680        9,191,109         3,677,320          400,000        21,066,109

Market Value(5)
---------------
Supermaximum            $178,537,500     $143,002,840       $36,773,200       $4,000,000      $362,313,540
Maximum                 $155,250,000     $124,350,290       $36,773,200       $4,000,000      $320,373,490
Midpoint                $135,000,000     $108,130,690       $36,773,200       $4,000,000      $283,903,890
Minimum                 $114,750,000     $ 91,911,090       $36,773,200       $4,000,000      $247,434,290
Minimum, As Adj.        $ 77,976,800     $ 91,911,090       $36,773,200       $4,000,000      $210,661,090

(1)  Reflects an exchange ratio of 4.0430, 3.5156, 3.0571, 2.5985 and 2.5985 at the supermaximum, maximum, midpoint, minimum, and minimum as adjusted of the valuation range.
(2) Unless the offering exceeds $181.3 million, the merger exchange ratio is fixed at 241.5 shares of the Company's stock for every one ENB share.
(3) The shares contributed to the Foundation are based on a total contribution amount of $5 million, and the contribution is comprised of 20% cash and 80% stock.
(4) In the event that orders for the 11,475,000 minimum shares are not received in the offering, then, at the Company's discretion, in order to issue the minimum number of shares necessary to complete the conversion and second step stock offering, up to 3,677,320 shares of the unsubscribed offering shares may be issued to ENB stockholders as merger consideration.
(5)  Based on a $10.00 per share offering price.

RP Financial, LC.
Page 4.26


         The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.


Establishment of the Exchange Ratio
-----------------------------------

         OTS regulations provide that, in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of the Company's stock as a fully converted company. The Board of Directors of the MHC has independently established a formula to determine the exchange ratio, designed to result in an offering price of $10.00 per share. The formula has been designed to preserve the current aggregate percentage ownership in the Company equal to 55.53% as of August 29, 2003, before issuance of shares to the Foundation or the shareholders of ENB. Pursuant to this formula, the exchange ratio to be received by the existing public shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.5985 shares, 2.5985 shares,
3.0571 shares, 3.5156 shares and 4.0430 shares of newly issued shares of the Company's stock for each share of stock held by the public shareholders at the minimum as adjusted, minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP Financial, LC.
Page 4.27




                                "TABLE OMITTED"